Exhibit 2.1
Execution Version

_________________________________________________________________
PURCHASE AND SALE AGREEMENT

by and between

RIO OIL AND GAS, LLC
RIO OIL AND GAS (PERMIAN), LLC
RIO OIL AND GAS (OPCO), LLC
BLUESTEM ENERGY, LP
BLUESTEM ENERGY PARTNERS, LP
BLUESTEM ENERGY HOLDINGS, LLC
BLUESTEM ENERGY ASSETS, LLC
BLUESTEM ACQUISITIONS, LLC
BC OPERATING, INC.
CROWN OIL PARTNERS V, LP
and
CRUMP ENERGY PARTNERS II, LLC
(collectively, Seller)

and

DIAMONDBACK E&P LLC
(Buyer)

Dated as of July 18, 2014
_________________________________________________________________

Exhibits and Schedules

Exhibit A-1	Leases
Exhibit A-2	Applicable Contracts
Exhibit A-3	Rights of Way
Exhibit B	Wells
Exhibit C	Allocated Values
Exhibit D	Form of Deed, Assignment, Bill of Sale and Conveyance
Exhibit E	Form of Seller’s Officer’s Certificate
Exhibit F	Form of Buyer’s Officer’s Certificate
Exhibit G	Form of Letter-in-Lieu
Exhibit H	Form of Certification of Non-Foreign Status

Schedule 1.1	CDO Wells
Schedule 2.2(e)	Excluded Assets
Schedule 3.2(a)(x)	Certain Capital Expenditures
Schedule 3.2(b)(vii)	Third Party Suspense Amounts
Schedule 4.1	Seller’s Knowledge Persons
Schedule 4.1(e)	Litigation
Schedule 4.1(f)	Taxes
Schedule 4.1(g)	Permits
Schedule 4.1(i)	Compliance with Law
Schedule 4.1(j)	Rights in Third Parties
Schedule 4.1(k)	Imbalances
Schedule 4.1(n)	Material Contracts
Schedule 4.1(o)	Outstanding Capital Commitments
Schedule 4.1(q)	Plugging and Abandonment

Schedule 5.1(e)	Planned Transactions
Schedule 5.2	Security Arrangements
Schedule 8.1(c)	Certain Governmental Consents

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (“Agreement”) is entered into this 18th day of July, 2014 (the “Execution Date”) between Rio Oil and Gas, LLC, a Delaware limited liability company, Rio Oil and Gas (Permian), LLC, a Delaware limited liability company, Rio Oil and Gas (OpCo), LLC, a Delaware limited liability company, Bluestem Energy Partners, LP, a Delaware limited partnership, Bluestem Energy, LP, a Delaware limited partnership, Bluestem Energy Holdings, LLC, a Delaware limited liability company, Bluestem Energy Assets, LLC, a Delaware limited liability company, Bluestem Acquisitions, LLC, a Delaware limited liability company, BC Operating, Inc., a Texas corporation, Crown Oil Partners V, LP, a Texas limited partnership, and Crump Energy Partners II, LLC, a Delaware limited liability company (collectively, “Seller” and severally, each a “Party Seller”) and Diamondback E&P LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are collectively referred to herein as the “Parties” and each individually referred to herein as a “Party.”
W I T N E S S E T H:
WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, all of Seller’s right, title and interest in and to the Properties (as defined in Section 2.1), upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived herefrom by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
ARTICLE I
DEFINITIONS
In this Agreement, capitalized terms have the meanings provided in this Article I, unless defined elsewhere in this Agreement.
“9 Month Survival Period” has the meaning set forth in Section 4.3(a).
“1031 Exchange” has the meaning set forth in Section 7.5.
“AAA” has the meaning set forth in Section 12.1(b).
“Action” has the meaning set forth in Section 14.13(a).
“Affiliate” means any Person directly or indirectly controlled by, controlling, or under common control with, either Party, including any subsidiary of either Party and any “Affiliate” of either Party within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended, with “control,” as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Allocated Value” means, with respect to each Listed Interest, the amount of the Purchase Price allocated to that Listed Interest as set forth on Exhibit C under the column “Allocated Value”.
“Applicable Consents” has the meaning set forth in Section 6.10.
“Applicable Contracts” has the meaning set forth in Section 2.1(d).
“Arbitrator” has the meaning set forth in Section 12.1(b).
“Assignment” has the meaning set forth in Section 9.2(a)(ii).
“Assumed Liabilities” has the meaning set forth in Section 2.4.
“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banks in Houston, Texas are authorized or required to be closed.
“Buyer” has the meaning set forth in the introductory paragraph hereto.
“Buyer Deliverables” has the meaning set forth in Section 9.2(a).
“Buyer Indemnified Parties” has the meaning set forth in Section 11.2.
“Buyer’s Environmental Review” has the meaning set forth in Section 6.2(a).
“Buyer’s Representative” has the meaning set forth in Section 6.1(a).
“Casualty Loss” has the meaning set forth in Section 6.8.
“Closing” has the meaning set forth in Section 9.1(b).
“Closing Amount” means the Purchase Price (i) adjusted (upward or downward) as provided in Section 3.2, using for such adjustment amounts the best information then available, and (ii) less the Performance Deposit (together with any return on investment thereon) (as provided in Section 3.1).
“Closing Date” has the meaning set forth in Section 9.1(b).
“Closing Deadline” has the meaning set forth in Section 13.1(a).
“Code” has the meaning set forth in Section 3.3(b).
“Confidentiality Agreement” has the meaning set forth in Section 13.4.
“Conveyed Hydrocarbons” has the meaning set forth in Section 2.1(c).
“Cooperating Party” has the meaning set forth in Section 7.5.
“Cure Period” has the meaning set forth in Section 6.4(c).

“Customary Post-Closing Consents” has the meaning set forth in Section 4.1(j)(ii).
“Defect Deadline” has the meaning set forth in Section 6.1(a).
“Defect Response Date” has the meaning set forth in Section 6.4(b).
“Defensible Title” means (a) with respect to each Listed Interest, such Listed Interest is free and clear of all Title Defects, and (b) with respect to all other Properties, such Properties are free and clear of Encumbrances created by Seller and such Properties have not been conveyed by Seller to a non-Party since Seller acquired such Properties.
“Disputed Environmental Matter” has the meaning set forth in Section 6.7.
“Disputed Matter” has the meaning set forth in Section 6.7.
“Disputed Title Matter” has the meaning set forth in Section 6.7.
“ED Purchase Price Adjustment Amount” has the meaning set forth in Section 6.6(c).
“Effective Time” has the meaning set forth in Section 2.3.
“Encumbrance” means any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest, right of first refusal, restriction or encroachment.
“Environmental Deductible” has the meaning set forth in Section 6.6(d).
“Environmental Defect” means, without duplication, any individual event, condition, or circumstance, including any release into the environment of hazardous materials, including asbestos and NORM, affecting one or more Properties which causes such Property or Properties to be subject to liability or remediation under any Environmental Law.
“Environmental Defect Amount” means, with respect to each Environmental Defect, the estimated Lowest Cost Response, net to Seller’s interest, of remediation for such Environmental Defect.
“Environmental Defect Property” has the meaning set forth in Section 6.6(b).
“Environmental Laws” means all national, state, municipal and local laws, statutes, ordinances, permits, orders, court decisions, rules and regulations issued or enacted by any governmental authority having appropriate jurisdiction pertaining to the prevention of pollution or protection of health, safety, or the environment, including the federal Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

“Environmental Liabilities” means any Liabilities incurred or imposed pursuant to any (i) order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar ruling or act (including settlements) by any governmental authority to the extent arising out of any violation of, or remedial obligation under, any Environmental Law or (ii) claim or cause of action by a governmental authority or other Person for personal injury, death, property damage, damage to natural resources, remediation or payment or reimbursement of response costs, or similar costs or expenses to the extent arising out of a release of any pollutant, contaminant or any hazardous or toxic material, substance or waste, or any violation of, or any remediation obligation under, any Environmental Laws.
“Environmental Notice” means a written notice with respect to any Environmental Defect that includes (i) a description and explanation of the matter constituting the alleged Environmental Defect and the Listed Interest affected thereby, (ii) the Allocated Value of each Listed Interest affected thereby, and Buyer’s estimate of the Environmental Defect Amount with respect to such Environmental Defect (and the computations upon which Buyer’s belief is based) and (iii) reasonable supporting reports, data, analysis and conclusions (which shall be governed by the terms of the Confidentiality Agreement).
“Environmental Threshold” has the meaning set forth in Section 6.6(d).
“Escrow Agent” means Wells Fargo, N.A.
“Escrow Agreement” means that certain escrow agreement among Rio Oil and Gas, LLC, Buyer and the Escrow Agent entered into contemporaneously with the execution of this Agreement.
“Exchange Party” has the meaning set forth in Section 7.5.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Final Settlement Date” has the meaning set forth in Section 10.2.
“Final Settlement Statement” has the meaning set forth in Section 10.2.
“Financial Information” has the meaning set forth in Section 4.1(w).
“HBP” means, with respect to a Lease, that such Lease is presently held in force pursuant to the terms of such Lease only by virtue of the production of Hydrocarbons.
“Hydrocarbons” has the meaning set forth in Section 2.1(c).
“Imbalance” means over-production or under-production or over-deliveries or under-deliveries, as applicable, on account of (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well that are actually taken by or delivered to or for the account of Seller and (b) any marketing imbalance between the amount of Hydrocarbons required to be delivered by or to Seller under any Applicable Contracts relating to the purchase and sale, gathering, transportation, storage, treating, processing, or marketing of Hydrocarbons and the Hydrocarbons actually delivered by or to Seller pursuant to any such Applicable Contracts.
“Included Environmental Defect Properties” has the meaning set forth in Section 6.6(b)(ii).
“Included Title Defect Properties” has the meaning set forth in Section 6.4(b)(ii).
“Income Taxes” means all Taxes based upon or measured by gross or net income, and franchise taxes based upon income, capital, assets or operations.
“Indemnity Deductible” has the meaning set forth in Section 11.3.
“Indemnity Cap” has the meaning set forth in Section 11.3.
“Indemnity Threshold” has the meaning set forth in Section 11.3.
“Interim Period” has the meaning set forth in Section 5.1.
“Knowledge” means:
(a)    for a Party Seller and purposes of Section 4.1, the actual knowledge of (i) any of those persons described on Schedule 4.1 with respect to such Party Seller, or (ii) any individual who, as of the Execution Date or as of Closing, as applicable, is serving as an officer or manager of such Party Seller or as a supervisor for such Party Seller with direct operational or field supervision responsibility for the matters in question; and
(b)    for Buyer, the actual knowledge of (i) any of Travis Stice, Elizabeth Moses, Randy Holder, or Marc Dingler, or (ii) any individual who, as of the Execution Date or as of Closing, as applicable, is serving as an officer or manager of Buyer or as a supervisor for Buyer with direct operational or field supervision responsibility for the matters in question.
“Law” means any statute, law, ordinance, regulation, rule or order of any federal, state or local government or any other governmental authority, or any judgment, decree or order of any court.
“Lands” has the meaning set forth in Section 2.1(a)
“Lease Burdens” means the royalties, overriding royalties, production payments, net profits interests and all other interests burdening a Lease.
“Leases” has the meaning set forth in Section 2.1(a).
“Liabilities” has the meaning set forth in Section 11.1.
“Listed Interests” means each Well and/or Undeveloped Area set forth on Exhibit C.
“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the identified condition at the lowest cost (considered as a whole, taking into consideration any material negative impact such response may have on the operations of the relevant Properties and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall not include (i) the costs of Buyer’s and/or its Affiliate’s employees, project manager(s) or attorneys, (ii) expenses for matters that are costs of doing business, e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Properties, or in connection with permit renewal/amendment activities, maintenance on active RCRA waste management units, and operation and oversight of active RCRA waste management units, (iii) overhead costs of Buyer and/or its Affiliates, (iv) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date, and/or (v) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fails to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws. With respect to permitting requirements under applicable Environmental Laws, the Lowest Cost Response shall include all costs necessary to bring the Properties into compliance with such permitting requirements.
“Material Adverse Effect” means a change, event, circumstance, development, state of facts, or condition that has or would reasonably be expected to (a) materially impair, prevent or delay Seller’s timely consummation of the transaction contemplated hereby or (b) have a material adverse effect on the Properties or the ownership thereof, individually or taken as a whole; provided, however, that, for purposes of clause (b), Material Adverse Effect shall not include material adverse effects resulting from: (i) changes in the prices of Hydrocarbons; (ii) any declines in Well performance that do not result from the gross negligence of Seller or its Affiliates; (iii) general changes in the industry in which Seller participates or is engaged; (iv) general changes in economic or political conditions, or financial markets; (v) changes in conditions or developments generally applicable to the oil and gas industry in any area or areas where the Properties are located; (vi) failure alone to meet internal or analyst projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that the underlying reasons for such failure shall be taken into account in determining whether there has been a Material Adverse Effect); (vii) acts of God, including hurricanes and storms, acts or failures to act of governmental authorities (where not caused by the willful or negligent acts of Seller or any of its Affiliates); (viii) civil unrest or similar disorder; terrorist acts; (ix) changes in applicable Laws or interpretations thereof by any governmental authority, including any changes in the deductibility of drilling, completion or operating costs or other taxes; (x) any reclassification or recalculation of reserves in the ordinary course of business consistent with past practice; (xi) effects or changes that are cured or no longer exist by the earlier of the Closing or the termination of this Agreement, (xii) performance of this Agreement and the transactions contemplated hereby, including compliance with covenants set forth herein or (xiii) changes resulting from the announcement of the transactions contemplated hereby.
“Net Mineral Acres” means, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in the Hydrocarbons produced from the Lands covered by such Lease, multiplied by (c) Seller’s Working Interest in such Lease.

“Net Revenue Interest” means the interest (expressed as a percentage or decimal fraction), in and to all the Hydrocarbons produced and saved or sold from or allocated to the relevant Well or Undeveloped Area after giving effect to all valid Lease Burdens.
“NORM” has the meaning set forth in Section 4.2(d).
“Party Seller” has the meaning set forth in the introductory paragraph hereto.
“Performance Deposit” has the meaning set forth in Section 3.1(b).
“Permits” has the meaning set forth in Section 2.1(f).
“Permitted Assignee” means any wholly owned subsidiary of Diamondback Energy, Inc., a Delaware corporation.
“Permitted Encumbrance” means:
(a)    all lessors’ royalties, overriding royalties, non-participating royalties, payments out of production, reversionary interests, convertible interests, net profits interests and similar burdens upon, measured by, or payable out of production, or otherwise affecting Seller’s Net Revenue Interest in any Listed Interest, if the net cumulative effect of such burdens does not operate to (A) reduce the Net Revenue Interest of Seller in any Well with respect to the Target Depth for such Well to less than the Net Revenue Interest for such Well as set forth in Exhibit C, (B) increase the Working Interest of Seller in any Well with respect to the Target Depth for such Well to greater than the Working Interest for such Well as set forth in Exhibit C (unless Seller’s Net Revenue Interest with respect to such Well with respect to the Target Depth for such Well is greater than the Net Revenue Interest for such Well as set forth in Exhibit C, in the same proportion as such increase in such Working Interest), (C) reduce the Net Mineral Acres for an Undeveloped Area with respect to the depths described for each applicable Lease on Exhibit A-1 which correspond to such Undeveloped Area to less than the Net Mineral Acres for such Undeveloped Area as set forth on Exhibit C or (D) increase the Lease Burdens of any Undeveloped Area such that Seller is entitled to a Net Revenue Interest with respect to the depths described for each applicable Lease on Exhibit A-1 which correspond to such Undeveloped Area less than the Net Revenue Interest set forth on Exhibit C for such Undeveloped Area;
(b)    all rights to consent by, required notices to, approvals of, filings with, or other actions by governmental authorities in connection with the assignment of the Properties to Buyer that are customarily obtained subsequent to the assignment of properties similar to the Properties, including Customary Post-Closing Consents;
(c)    all non-consent penalties applied against the interest of Seller in any Listed Interest arising prior to the Effective Time, which are taken into account in the calculation of the Working Interest and Net Revenue Interest shown on Exhibit C with respect to such Listed Interest;
(d)    all easements, rights-of-way, covenants, restrictions, servitudes, permits, surface leases, sub-surface leases, grazing rights, logging rights, mining rights and other similar rights (including rights in respect of surface operations) in the Leases, and canals, ditches, reservoirs, pipelines, utility lines, power lines, railways, streets, roads, alleys, highways, and other structures on, over, through or under the Leases, that do not materially detract from the value of or materially interfere with the uses or ownership of the Properties subject thereto or affected thereby (as currently used or owned);
(e)    all Title Defects that Buyer has waived or released or is deemed to have waived or released pursuant to the terms of this Agreement, including Section 6.4(a);
(f)    all terms and conditions of (A) those Applicable Contracts, Rights of Way, Permits and Unit Interests, whether recorded or not, which are listed on Exhibit A-2 and Exhibit A-3; (B) the Leases to the extent that the net cumulative effect of such terms and conditions does not (x) operate to reduce the Net Revenue Interest of Seller in any Well or Undeveloped Area to less than the Net Revenue Interest set forth on Exhibit C for such Well or Undeveloped Area, (y) reflect an earlier expiration date for any Lease that is not HBP than the expiration date set forth for such Lease on Exhibit A-1; or (z) cause a Title Defect of the kind described in item (viii) in the definition of “Title Defect”; and (C) this Agreement;
(g)    all rights of reassignment, upon the surrender or expiration of any Lease;
(h)    all liens for Taxes or assessments not yet due or not yet delinquent or, if delinquent, that are not material or that are being contested in good faith in the normal course of business;
(i)    all applicable Laws and rights reserved to or vested in any governmental authority (A) to control or regulate any Property in any manner, (B) by the terms of any right, power, grant or Permit, or by provision of Law, to terminate such right, power, grant or Permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Properties, (C) to use the Properties in any manner and (D) to enforce any obligations or duties owed to any governmental authority with respect to any Permit;
(j)    liens, mortgages and other encumbrances, if any, to be released prior to or at the Closing;
(k)    any encumbrance or loss of title resulting from Seller’s conduct of business after the Effective Time specifically required by or otherwise in compliance with this Agreement;
(l)    zoning and planning ordinances and municipal regulations;
(m)    vendors, carriers, warehousemen’s, repairmen’s, mechanic’s, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any Property in respect of obligations that are not yet due in the normal course of business or, if due, that are not material or are being contested in good faith by appropriate proceedings by or on behalf of Seller;
(n)    all liens created under any Leases or Applicable Contracts or by operation of Law;
(o)    all preferential purchase rights with respect to which the appropriate time period for asserting such rights have expired without an exercise of such rights; and
(p)    all other liens, charges, encumbrances, contracts, agreements, instruments, and obligations affecting the Properties (including liens of operators that relate to obligations that are not yet due in the normal course of business or which are being contested in good faith by appropriate proceedings by or on behalf of Seller) that (A) do not operate to reduce the Net Revenue Interest of Seller in any Well with respect to the Target Depth for such Well to less than the Net Revenue Interest for such Well as set forth in Exhibit C, (B) do not operate to increase the Working Interest of Seller in any Well with respect to the Target Depth for such Well to greater than the Working Interest for such Well as set forth in Exhibit C (unless Seller’s Net Revenue Interest with respect to such Well with respect to the Target Depth for such Well is greater than the Net Revenue Interest for such Well as set forth in Exhibit C, in the same proportion as such increase in such Working Interest), (C) do not operate to reduce the Net Mineral Acres for an Undeveloped Area with respect to the depths described for each applicable Lease on Exhibit A-1 which correspond to such Undeveloped Area to less than the Net Mineral Acres for such Undeveloped Area as set forth on Exhibit C, (D) do not operate to increase the Lease Burdens of any Undeveloped Area such that Seller is entitled to a Net Revenue Interest for an Undeveloped Area with respect to the depths described for each applicable Lease on Exhibit A-1 which correspond to such Undeveloped Area to less than the Net Revenue Interest set forth on Exhibit C for such Undeveloped Area, (E) do not materially interfere with the ownership, operation or use of any of the Properties and (F) would be accepted by a reasonably prudent and sophisticated buyer in the business of owning, exploring, developing and operating oil and gas properties similar to the Properties.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.
“Phase 1 Activities” means a review of the records maintained by governmental authorities, a pre-inspection questionnaire, site visits to perform a visual inspection and interviews with Seller’s personnel having responsibility for environmental compliance matters with respect to the Properties, but do not include any sampling or similar invasive activities.
“Post-Effective Time Overhead Fees” has the meaning set forth in Section 2.2(m).
“Preliminary Settlement Statement” has the meaning set forth in Section 9.1(a).
“Production Taxes” means all ad valorem, property, production, severance and similar Taxes based upon or measured by the ownership or operation of the Properties or the production of Hydrocarbons therefrom.
“Property” or “Properties” has the meaning set forth in Section 2.1.
“Purchase Price” has the meaning set forth in Section 3.1.
“RC Purchase Price Adjustment Amount” has the meaning set forth in Section 6.10(c).
“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended.
“Records” has the meaning set forth in Section 2.1(h).
“Required Consent” has the meaning set forth in Section 6.10.

“Retained Liabilities” means all Liabilities, whether known or unknown, liquidated or contingent, to the extent arising from, based upon, related to, or associated with (other than (i) Environmental Liabilities, and (ii) any Liabilities for which a downward adjustment to the Purchase Price is made pursuant to Section 3.2(b)):
(a)    the Retained Properties;
(b)    the Excluded Assets;
(c)    Taxes attributable to periods prior to the Effective Time;
(d)    Seller’s disposal or transportation of any hazardous material to any location not on the Lands or Unit Interests during any period prior to the Closing Date;
(e)    all obligations and amounts owed to any employees or contractors of Seller or its Affiliates relating to the employment or engagement of such individuals by Seller or its Affiliates or the termination of employment or engagement of such individuals by Seller or its Affiliates;
(f)    all obligations and liabilities owed to any employees of Seller arising under any employee benefit or welfare plan maintained by Seller or its Affiliates;
(g)    all claims asserted by any employee or contractor of Seller or its Affiliates for bodily injury or death; and
(h)    claims asserted by any non-Parties for bodily injury to or death of such non-Parties or damage to property owned by such non-Parties to the extent resulting or arising from, or attributable to, Seller’s use, ownership or operation of the Properties which are attributable to periods prior to the Closing Date.
“Retained Property” means any Property excluded from the conveyance of the Properties by Seller to Buyer hereunder pursuant to Section 6.4(b)(i), 6.6(b)(i), 6.8, 6.9 or 6.10. For avoidance of doubt, if such a Property is subsequently conveyed to Buyer, it shall thereafter not be deemed to be a “Retained Property.”
“Rights of Way” has the meaning set forth in Section 2.1(e).
“Rules” has the meaning set forth in Section 12.1(b).
“Securities Act” has the meaning set forth in Section 4.2(f).
“Security Arrangements” has the meaning set forth in Section 5.2.
“Seller” has the meaning set forth in the introductory paragraph hereto.
“Seller Deliverables” has the meaning set forth in Section 9.2(b).
“Seller Indemnified Parties” has the meaning set forth in Section 11.1.
“Seller Marks” has the meaning set forth in Section 10.4.

“Seller Obligations” has the meaning set forth in Section 5.2.
“Seller Suspense Funds” means the proceeds from the sale of Hydrocarbons attributable to the Subject Oil and Gas Interests and produced prior to the Effective Time, being held in suspense by a third party for the benefit of Seller and that are outstanding as of the Closing.
“Seller Taxes” means any and all Taxes (other than any Taxes for which a Purchase Price adjustment is made pursuant to Section 3.2) (i) imposed on Seller or for which Seller may otherwise be liable for any period prior to the Effective Time (as determined under Sections 7.2 and 7.3) or (ii) resulting from Seller’s breach of the representations and warranties set forth in Section 4.1(f) or covenants set forth in Sections 7.4 and 7.5.
“SOL Survival Period” has the meaning set forth in Section 4.3(a).
“Stored Hydrocarbons” has the meaning set forth in Section 3.2(a)(ii).
“Subject Environmental Defect Property” has the meaning set forth in Section 6.4(c).
“Subject Oil and Gas Interests” has the meaning set forth in Section 2.1(b).
“Subject Title Defect Properties” has the meaning set forth in Section 6.4(c).
“Survival Period” means, with respect to any representation and warranty made by Seller other than the representations and warranties in Sections 4.1(a), 4.1(b)(i), and 4.1(c), the SOL Survival Period or the 9 Month Survival Period, whichever is applicable to such representation and warranty.
“Tangible Property” has the meaning set forth in Section 2.1(g).
“Target Depth” means, for each Well listed on Exhibit B, the depth or depths, as the case may be, from which such Well is producing as of the Execution Date.
“Tax” or “Taxes” means all taxes, assessments and other governmental charges imposed by any governmental authority, including net income, gross income, profits, gross receipts, alternative or add-on minimum, ad valorem, property, production, severance, fuel, excess profits, windfall profit, transfer, real property transfer, value added, sales, use, environmental, excise, withholding, social security, unemployment, disability, payroll, estimated or other tax, and any taxes of any entity under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax Laws), or as a transferee or successor, or by contract or otherwise, including any interest, penalty or addition thereto.
“Tax Return” means any return, declaration, report, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof
“TD Purchase Price Adjustment Amount” has the meaning set forth in Section 6.4(c).
“Third Party Suspense Funds” means proceeds of production and associated penalties and interest in respect of any of the Subject Oil and Gas Interests which are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of Hydrocarbons that are being held in suspense by Seller.

“Title Benefit” means any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller in any Well with respect to the Target Depth for such Well to an amount above the Net Revenue Interest set forth on Exhibit C with respect to such Well, (ii) obligate Seller to bear a Working Interest in any Well with respect to the Target Depth for such Well that is less than the Working Interest set forth on Exhibit C with respect to such Well, (iii) increase Seller’s Net Mineral Acres with respect to any Undeveloped Area to an amount greater than set forth on Exhibit C for such Undeveloped Area with respect to the depths described for each applicable Lease on Exhibit A-1 which corresponds to such Undeveloped Area, or (iv) decrease the Lease Burdens with respect to any Undeveloped Area such that Seller is entitled to a Net Revenue Interest in any well that may be located on such Undeveloped Area (with respect to the depths described for each applicable Lease on Exhibit A-1 which corresponds to such Undeveloped Area) to greater than the Net Revenue Interest set forth on Exhibit C for such Undeveloped Area.
“Title Benefit Amount” has the meaning set forth in Section 6.5(b).
“Title Deductible” has the meaning set forth in Section 6.4(d).
“Title Defect” means any matter, other than a Permitted Encumbrance, which causes one or more of the following to be an incorrect statement, as of the Execution Date, with respect to any Listed Interest:
(i)    Seller is entitled to a Net Revenue Interest with respect to a Well which is not less than the Net Revenue Interest set forth on Exhibit C for such Well, with respect to the Target Depth for such Well, without suspension, reduction, or termination throughout the productive life of such Well (and the plugging, abandonment and salvage thereof), except for changes or adjustments that result from (A) the establishment of units or changes in existing units (or the participating areas therein), (B) operations conducted as permitted or required by Section 5.1, (C) any Imbalances, or (D) operations in which Seller elects after the Execution Date not to consent, with Buyer’s prior written approval;
(ii)    Seller is obligated to bear a Working Interest with respect to a Well which is not more than the Working Interest set forth on Exhibit C for such Well, with respect to the Target Depth for such Well, throughout the productive life of such Well and the plugging, abandonment, or salvage thereof (unless such increase in the Working Interest is accompanied by a proportionate increase in the Net Revenue Interest for such Well set forth on Exhibit C), except for changes or adjustments that result from (A) the establishment of units or changes in existing units (or the participating areas therein), (B) operations conducted as permitted or required by Section 5.1, or (C) any Imbalances;
(iii)    with respect to an Undeveloped Area identified on Exhibit C, Seller’s title covers not less than the total Net Mineral Acres set forth on Exhibit C for such Undeveloped Area with respect to the depths described for each applicable Lease on Exhibit A-1 which corresponds to such Undeveloped Area;

(iv)    with respect to an Undeveloped Area on Exhibit C, Seller’s title is subject to Lease Burdens such that Seller is entitled to a Net Revenue Interest in any well that may be located on such Undeveloped Area (with respect to the depths described for each applicable Lease on Exhibit A-1 which corresponds to such Undeveloped Area) of not less than the Net Revenue Interest set forth on Exhibit C for such Undeveloped Area;
(v)    with respect to items (i) through (iv) above, Seller’s title is filed for record in the applicable public records in a manner sufficient to impart constructive notice unto third parties;
(vi)    with respect to any Lease that is not HBP and that is applicable to a Listed Interest, the expiration date of such Lease is no earlier than the expiration date set forth for such Lease on Exhibit A-1;
(vii)    with respect to any HBP Lease, the production from such HBP Lease is, and at all necessary times has been, in paying quantities as required under such HBP Lease;
(viii)    with respect to the HBP Leases that contain continuous drilling obligations, no wells other than the wells listed on Schedule 1.1 need to be spud on or before November 30, 2014 (and no well listed on Schedule 1.1 needs to be spud earlier than the date indicated for such well on Schedule 1.1), in order to comply with such continuous drilling obligations (other than wells needed to be drilled in the event of a cessation of operations or production with respect to such HBP Leases); and
(ix)    such Listed Interest is not subject to any outstanding mortgage, deed of trust or other enforceable lien or encumbrance, or other adverse claim or imperfection in title;
provided, however, that the following shall not constitute Title Defects: (1) defects based solely on references to a recorded document(s) if such document(s) is not in Seller’s files, (2) defects arising out of lack of corporate or other entity authorization or defects in the execution, delivery, acknowledgment, or approval of any instrument, unless Buyer provides affirmative evidence that the action was not authorized and results in a third party’s actual and superior claim of title, (3) defects based solely on the failure to record Leases issued by any governmental authority, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county or parish in which such Lease is located, provided that such Leases or assignments are properly filed in the records of the applicable governmental authority, (4) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such defect or irregularity results in a third party’s actual and superior claim of title, (5) defects or irregularities resulting from or related to probate proceedings or the lack thereof, unless Buyer provides affirmative evidence that such defect or irregularity results in a third party’s actual and superior claim of title, (6) defects arising from any change in applicable Law after the Execution Date, (7) defects (including defects based on alleged gaps in production prior to June 1, 2004) that have been cured by applicable Laws of limitation or prescription, including adverse possession and the doctrine of laches, in each case regardless of whether there has been a judgment indicating that such defect has been barred by limitations, prescription, or laches, (8) defects arising from prior oil and gas leases relating to the Leases that are more than two (2) years beyond their original or extended primary term and that are not surrendered of record, unless Buyer provides affirmative evidence that any such prior oil and gas lease is still valid, (9) defects arising solely out of a lack of survey, overlapping survey, or lack of metes and bounds descriptions, (10) defects arising out of production payments that have expired of their own terms, (11) defects arising out of mortgages or liens that are unenforceable under applicable statutes of limitations, (12) defects arising out of the failure of any predecessor of Seller to obtain any consent (other than a Required Consent applicable to an assignment to any Party Seller from any immediate predecessor of such Party Seller, or any assignment between Party Sellers) for the assignment of a Lease, (13) defects asserting a change in Working Interest or Net Revenue Interest based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Effective Time by a Person other than Seller, (14) defects related to lack of pooling or unitization clauses in any lease or instrument, (15) defects that affect only which Person has the right to receive royalty payments (rather than the amount of such royalty) and that do not affect the validity of the underlying Lease, and (16) defects that would customarily be waived by a reasonable purchaser of oil and gas properties.
“Title Defect Amount” has the meaning set forth in Section 6.5(a).
“Title Defect Property” has the meaning set forth in Section 6.4(b).
“Title Notice” means a written notice with respect to any Title Defect or Title Benefit, as applicable, that includes (i) a description and explanation of the Title Defect or Title Benefit, as applicable, and the Listed Interest affected thereby, (ii) such supporting documents reasonably necessary for Seller or Buyer (or a title attorney retained by Seller or Buyer, as and if applicable) to identify such Title Defect or Title Benefit, as applicable (provided that Buyer will not be required to produce a title opinion or title abstract to support any asserted defect), and (iii) the Allocated Value of the Property affected by such Title Defect or Title Benefit, as applicable, and Buyer’s or Seller’s, as applicable, estimate of, with respect to any Title Defect, the Title Defect Amount, and with respect to any Title Benefit, the Title Benefit Amount, and the computations upon which Buyer’s or Seller’s, as applicable, belief is based.
“Transfer Taxes” means all transfer, sales, gross receipts, use, real property transfer, documentary, stamp and other similar Taxes, and recording fees.
“Treasury Regulations” has the meaning set forth in Section 3.3(b).
“Undeveloped Area” means each distinct tract of land identified as an “Undeveloped Area” on Exhibit C.
“Unit Interests” has the meaning set forth in Section 2.1(a).
“Wells” has the meaning set forth in Section 2.1(b).
“West Midland Properties” has the meaning set forth in Section 8.2(f).
“Working Interest” means the percentage of costs and expenses associated with the exploration, drilling, development, operation and abandonment of any Well, or any well that may be located on an Undeveloped Area, required to be borne with respect thereto.

ARTICLE II
PROPERTIES
Section 2.1    Agreement to Sell and Purchase. At the Closing and effective as of the Effective Time, subject to the terms and conditions of this Agreement, including the reservation and retention of the Excluded Assets (as described and defined in Section 2.2), Seller shall sell, convey and assign to Buyer, and Buyer shall purchase, pay for, and accept, all of Seller’s right and title to, and interest in the following assets and properties (other than any assets or properties that Seller does not own or hold as of the Closing pursuant to actions taken (or not taken) by Seller in compliance with Section 5.1) (such assets and properties being collectively referred to herein as the “Properties”, and each, individually, a “Property”):
(a)    (i) the oil, gas and/or mineral leases described on Exhibit A-1 and any other oil, gas and mineral leases on which the Wells are located, including any ratifications, extensions and amendments thereof, whether or not any such ratifications, extensions or amendments are described on Exhibit A-1 (the “Leases”) and (ii) the lands covered by the Leases (the “Lands”), including any fee mineral interest, fee surface interest, fee royalty interests, oil, gas and/or mineral leases, overriding royalties, production payments and net profits interests covering or arising out of the Lands (even though such interest may be incorrectly described in or omitted from Exhibit A-1), in each case, together with any and all leasehold interests and other rights, titles and interests of Seller in and to any pooled acreage, communitized acreage or units arising on account of the Leases or the Lands having been pooled, communitized or unitized into such units (the “Unit Interests”);
(b)    all oil wells and gas wells, including temporarily abandoned and permanently plugged and abandoned oil and gas wells, located on or attributable to the Leases, the Lands or the Unit Interests, including all of the wells described on Exhibit B (the “Wells”, and, together with the Lands, the Leases, and the Unit Interests, the “Subject Oil and Gas Interests”);
(c)    all oil, gas, well gas, casinghead gas, condensate, and all components of any of them (including liquids and products produced from any of them) (the “Hydrocarbons”), in each case, produced from or attributable to the Subject Oil and Gas Interests from and after the Effective Time (the “Conveyed Hydrocarbons”) and additionally all Stored Hydrocarbons;
(d)    to the extent assignable and to the extent the transfer or disclosure thereof would not be restricted by binding obligations of confidentiality (which, at the request of Buyer, Seller will endeavor in good faith to have lifted, provided that Seller shall not be required to expend any funds that Buyer does not agree in writing to pay in connection therewith), all agreements and contracts (oral or written) to which Seller is a party or in which Seller otherwise holds an interest and (i) by which any of the assets and properties described in this Section 2.1 are bound or (ii) that primarily relate to the assets and properties described in this Section 2.1 or the operations with respect thereto, including farmin agreements, farmout agreements, operating agreements, surface use agreements, Hydrocarbon purchase, sale, compression, transportation, treating, marketing, exchange, processing and fractionating agreements, and those agreements described on Exhibit A-2 (all such contracts and agreements, the “Applicable Contracts”), in each case, only insofar as applicable to the Properties;

(e)    to the extent assignable or transferable, all easements, rights-of-way, servitudes, surface leases and similar rights, obligations and interests that are primarily related to the use, ownership or operation of any of the Subject Oil and Gas Interests or any of the Tangible Property, including those described on Exhibit A-3 (the “Rights of Way”);
(f)    to the extent assignable or transferable, unless the assignment or transfer thereof would require the payment of a fee or other consideration to any Person other than Seller (or any of its Affiliates) that Buyer has not separately agreed in writing to pay, all permits, water rights (including water withdrawal, storage, discharge, treatment, injection and disposal rights), licenses, registrations, consents, orders, approvals, variances, exemptions, waivers, franchises, rights and other authorizations issued by any governmental agency that are primarily related to the use, ownership or operation of any of the Subject Oil and Gas Interests or any of the Tangible Property (the “Permits”);
(g)    (i) all equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property that is located on the Leases or the Lands and primarily used (or held for use) in connection with the use, ownership or operation of the Wells, including flow lines, pipelines, well pads, caissons, tank batteries, equipment inventory (other than any equipment inventory consumed in the ordinary course of business prior to the Closing), improvements and abandoned property, water injection wells and other injection or disposal wells, and all other wells of every nature and kind (other than the Wells) located on or attributable to the Leases, the Lands or the Unit Interests, and (ii) all radio towers located on the Rights of Way (collectively, the “Tangible Property”);
(h)    except to the extent the transfer or disclosure thereof would be restricted by binding obligations of confidentiality (which, at the request of Buyer, Seller will endeavor in good faith to have lifted, provided that Seller shall not be required to expend any funds that Buyer does not agree in writing to pay in connection therewith), originals or copies of all of the data (other than any geophysical or other seismic or related technical data), files, records, maps and information, whether held in hard copy or electronic format, in Seller’s possession that are primarily related to any of the assets and properties described in this Section 2.1, including all land, title and contract files and operations, accounting, environmental, production and Tax records with respect to such properties and assets (collectively, the “Records”); provided, however, that with respect to any Records that contain any data or information included in or relating to the Excluded Assets or the Retained Properties, Seller may arrange, at Seller’s sole cost and expense, to have such data or information redacted therefrom;
(i)    all claims for refunds of, and any loss or credit carryovers or similar items with respect to, any Production Taxes attributable to any period from and after the Effective Time; and
(j)    all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the assets and properties described in this Section 2.1 (including from the sale of any Conveyed Hydrocarbons) with respect to any period of time from and after the Effective Time and (ii) any Third Party Suspense Funds that are outstanding as of the Closing.

Section 2.2    Excluded Assets. Notwithstanding anything to the contrary set forth herein, Seller shall reserve and retain, and Buyer shall have no interest or rights in, to or under, any asset or property which is not specifically described in Section 2.1, including, without limitation, the following properties and assets (such properties and assets, the “Excluded Assets”):
(a)    all trade credits, accounts, receivables, instruments, general intangibles, and other proceeds, deposits, benefits, income or revenues attributable to the Properties (including from the sale of any Hydrocarbons) with respect to any period of time prior to the Effective Time, including the Seller Suspense Funds;
(b)    all rights and interests of Seller (or any of its Affiliates) (i) under any policy or agreement of insurance or indemnity (including all amounts due or payable to Seller as adjustments to insurance premiums related to the Properties), (ii) under any bond, (iii) to any insurance proceeds or award and (iv) to any condemnation proceeds or awards to the extent relating to any condemnation of the Properties prior to the Closing;
(c)    all claims of Seller (or any of its Affiliates) for refunds of, and any loss or credit carryovers or similar items with respect to, (i) Production Taxes attributable to any period of time prior to the Effective Time, (ii) Income Taxes or (iii) any Taxes attributable to the Excluded Assets;
(d)    all of the Seller Marks and all of Seller’s proprietary computer software, patents, trade secrets, copyrights and other intellectual property;
(e)    any items described on Schedule 2.2(e);
(f)    all vehicles, rolling stock and drilling rigs, whether owned or leased, and all spare parts and tools;
(g)    all contracts and agreements relating to swaps, futures and other similar derivative-based transactions;
(h)    all master service agreements (including any purchase orders and work orders thereunder), field data collection agreements and similar contracts and agreements for the supply of services or products both to the Properties and to other properties, assets or businesses of Seller;
(i)    all corporate, financial, Income Tax, legal (including all work product of, and attorney-client communications with, Seller’s (or any of its Affiliates’) legal counsel) and other business data and records of Seller that relate to Seller’s business generally (or the business of any of Seller’s Affiliates);
(j)    all audit-related claims and audit-related obligations associated with the Properties by or against Seller related to periods of time prior to the Effective Time;
(k)    all data and records relating to any sale of the Properties, including bids received from, and records of negotiations with, any Person other than Buyer and any of its Affiliates or representatives;

(l)    all geophysical and other seismic and related technical data and information (including interpretive data and information) owned or licensed by Seller (or any of its Affiliates); and
(m)    with respect to Properties operated by Seller or any of its Affiliates, all overhead charges payable by non-operators under the applicable operating agreements with respect to the period from the Effective Time through and including the Closing Date (“Post-Effective Time Overhead Fees”).
Section 2.3    Effective Time. The purchase by Buyer and the sale by Seller of the Properties, as contemplated by this Agreement, shall be effective as of June 1, 2014, at 7:00 a.m. Central time (the “Effective Time”).
Section 2.4    Assumed Liabilities. Without limiting Buyer’s rights to indemnity under Article XI and Buyer’s remedies for Title Defects and Environmental Defects pursuant to Article VI, from and after the Closing, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged), all of the following Liabilities, except to the extent constituting Retained Liabilities (collectively, the “Assumed Liabilities”): all Liabilities, whether known or unknown, liquidated or contingent, to the extent arising from, based upon, related to, or associated with, the Properties, to the extent deemed to have arisen or accrued or attributable to periods prior to, at or after the Effective Time, including all Environmental Liabilities, whether known or unknown, liquidated or contingent, to the extent arising from, based upon, related to, or associated with, the Properties, regardless of whether such Environmental Liabilities are deemed to have arisen or accrued or are attributable to periods prior to, at or after the Effective Time, and all Liabilities for which a downward adjustment to the Purchase Price is made at Closing pursuant to Section 3.2.
ARTICLE III
PURCHASE PRICE
Section 3.1    Purchase Price; Performance Deposit.
(a)    The aggregate purchase price for the sale and conveyance of the Properties to Buyer shall be Five Hundred Thirty-Eight Million Dollars ($538,000,000.00), payable via direct bank deposit or wire transfer of immediately available United States dollars (the “Purchase Price”), subject to adjustment in accordance with the provisions of Section 3.2.
(b)    Contemporaneously with the execution of this Agreement, Buyer has deposited with the Escrow Agent (in accordance with the Escrow Agreement), via direct bank deposit or wire transfer of immediately available United States dollars, a cash deposit (the “Performance Deposit”) in an amount equal to five percent (5%) of the Purchase Price ($26,900,000.00). The Performance Deposit shall be non-refundable (except as provided in Sections 13.3(b) and (c)). If the Closing occurs, the Performance Deposit (together with any return on investment thereon) shall be released to Seller and applied toward the Purchase Price at the Closing, as set forth in Article IX. If this Agreement is terminated prior to the Closing, then the Performance Deposit (together with any return on investment thereon) shall be released to Buyer or Seller in accordance with Article XIII.
Section 3.2    Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

(a)    The Purchase Price shall be adjusted upward by the following (without duplication of any amounts):
(i)    the amount of all costs and expenses, including rentals, royalties, Taxes (other than Income Taxes), utilities, water and sewer charges, capital expenditures, lease operating expenses and other items pre-paid by Seller, paid by or on behalf of Seller (and not deducted or netted from the proceeds described in Section 3.2(b)(i)) with respect to the Properties and attributable (in accordance with generally accepted accounting principles) to any period of time from and after the Effective Time (whether paid before or after the Effective Time);
(ii)    for all Hydrocarbons in storage or existing in stock tanks above the tap or upstream of a pipeline connection, as the case may be, including pipeline inventories and linefill, as of the Effective Time (any such Hydrocarbons, the “Stored Hydrocarbons”), an amount equal to the price payable for such Stored Hydrocarbons as of the Effective Time under the applicable sales contract(s), less applicable Production Taxes, royalties, overriding royalties and other burdens payable on such Hydrocarbons as of the Effective Time, with the measurement of such Stored Hydrocarbons to be in accordance with the provisions described in Section 3.2(c);
(iii)    subject to the Title Deductible, an amount equal to the aggregate of the Title Benefit Amounts with respect to any Title Benefits asserted by Seller pursuant to Section 6.4(a);
(iv)    if such aggregate amount is positive, an amount equal to the aggregate of all TD Purchase Price Adjustment Amounts, ED Purchase Price Adjustment Amounts and RC Purchase Price Adjustment Amounts, determined in accordance with Sections 6.4(c), 6.6(c) and 6.10(c), respectively;
(v)    an amount equal to all Production Taxes (not deducted or netted from the proceeds described in Section 3.2(b)(i)) attributable to the Properties from and after the Effective Time that are paid by Seller, which amount shall, where possible, be computed based upon the Production Tax rates and values applicable to the taxable period in question (or if unavailable, the Production Tax rate and values applicable to the immediately preceding taxable period);
(vi)    an amount equal to the product of the amount (measured in MMBtus) of any Imbalance resulting from the Properties being underproduced or from Seller having overdelivered prior to the Effective Time times $6.00 per MMBtu;
(vii)    for the period of time from the Effective Time until Closing, monthly overhead for each producing Well for which Seller is the operator, calculated by multiplying the product of Seller’s Working Interest in such Well by the producing well monthly overhead rate set forth in the applicable operating agreement; provided, however, if no operating agreement applies, the producing well monthly overhead rate shall be one thousand dollars ($1,000.00) per month;

(viii)    if Seller is the operator under an operating agreement covering any of the Subject Oil and Gas Interests, an amount equal to the costs and expenses paid by Seller on behalf of the other joint interest owners that are attributable to the periods from and after the Effective Time;
(ix)    any capital expenditures incurred by Seller with respect to the Properties listed on Schedule 3.2(a)(x) and/or permitted pursuant to Section 5.1, whether attributable to periods before or after the Effective Time;
(x)    any Post-Effective Time Overhead Fees paid to Buyer; and
(xi)    any other amount provided for elsewhere in this Agreement or otherwise mutually agreed upon by Seller and Buyer.
(b)    The Purchase Price shall be adjusted downward by the following (without duplication of any amounts):
(i)    the amount of net proceeds (gross proceeds less amounts actually paid or payable by (or on behalf of) Seller (or any of its Affiliates) as royalties, overriding royalties, and similar burdens on production, and Production Taxes) received by Seller and attributable to the sale of any of the Conveyed Hydrocarbons;
(ii)    the amount of all unpaid costs and expenses (including rentals, Taxes (other than Income Taxes), utilities, water and sewer charges, capital expenditures, lease operating expenses, deposits (but only to the extent that such deposits will not be returned to Buyer after the Closing) or other items) with respect to the Properties and attributable to periods prior to the Effective Time and that are subsequently paid by or on behalf of Buyer;
(iii)    an amount equal to all Production Taxes attributable to the Properties prior to the Effective Time that are unpaid as of the Closing and that are subsequently paid by Buyer, which amount shall, where possible, be computed based upon the Production Tax rate and values applicable to the taxable period in question (or if unavailable, the Production Tax rate and values applicable to the immediately preceding taxable period);
(iv)    an amount equal to the sum of the Allocated Value of each Retained Property with respect to which a reduction of the Purchase Price is permitted pursuant to Article VI;
(v)    if such aggregate amount is negative, an amount equal to the aggregate of all TD Purchase Price Adjustment Amounts, ED Purchase Price Adjustment Amounts and RC Purchase Price Adjustment Amounts, determined in accordance with Sections 6.4(c), 6.6(c) and 6.10(c), respectively;
(vi)    an amount equal to the product of the amount (measured in MMBtus) of any Imbalance resulting from the Properties being overproduced or from Seller having underdelivered prior to the Effective Time times $6.00 per MMBtu;
(vii)    the amount of any Third Party Suspense Funds as of the Closing (with Seller’s current estimate of such amounts as of the Effective Time being set forth on Schedule 3.2(b)(vii)), to the extent paid (or payable) by Buyer after the Closing; and
(viii)    any other amount provided for elsewhere in this Agreement or otherwise mutually agreed upon by Seller and Buyer.

(c)    Determination of whether costs and/or expenses are attributable to the period before or after the Effective Time for purposes of the adjustments in the provided for in Section 3.2 is based on when services are rendered, when the goods are delivered or when the work is performed. For clarification, the date an item or work is ordered is not the date of a transaction for settlement purposes hereunder, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons are deemed to be “from or attributable to” the Subject Oil and Gas Interests when they pass through the wellhead into the storage facilities into which they are run and (ii) gaseous Hydrocarbons are deemed to be “from or attributable to” Subject Oil and Gas Interests when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller may utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available.
Section 3.3    Allocated Values.
(a)    Seller and Buyer agree and stipulate that the Allocated Values set forth on Exhibit C have been established for use where appropriate, including for Seller to provide any required preferential purchase right notifications and in calculating adjustments to the Purchase Price as provided herein. Any adjustments to the Purchase Price (other than those made pursuant to Sections 3.2(a)(iv), 3.2(a)(v), 3.2(b)(iv) and 3.2(b)(v), which shall be applied to the Listed Interests with respect to which such adjustments relate) shall be applied on a pro-rata basis to the amounts set forth on Exhibit C.
(b)    For purposes of all federal, state and local Tax Returns, including Internal Revenue Service Form 8594 filed under section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder by the United States Department of the Treasury (the “Treasury Regulations”) regulations thereunder, Seller and Buyer agree that (i) the Purchase Price, as adjusted, and any liabilities assumed by Buyer under this Agreement shall be allocated among the Properties consistent with the Properties’ respective Allocated Values and (ii) neither Seller nor Buyer nor their respective Affiliates shall take positions inconsistent with such Allocated Values in any audit or other proceedings with respect to any Taxes.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1    Representations and Warranties of Seller. Each Party Seller, severally and not jointly, represents and warrants to Buyer that as of the Execution Date and as of the Closing Date:
(a)    Organization and Good Standing. Such Party Seller is duly organized, validly existing and in good standing under the Laws of the State of its organization, has full legal power to carry on its business as now conducted, is authorized to own the Properties and is in good standing and duly qualified to conduct its business in the jurisdictions in which the Subject Oil and Gas Interests are located.

(b)    Authorization; No Violation.
(i)    The execution, delivery and performance of this Agreement by such Party Seller and the consummation by such Party Seller of the transactions contemplated hereby have been duly and validly authorized in accordance with the governing documents of such Party Seller.
(ii)    Neither the execution and delivery of this Agreement nor the performances by such Party Seller of its obligations hereunder will (X) violate any provision of such Party Seller’s governing documents or bylaws, or (Y) violate or constitute a default under any Law, regulation, contract, agreement, consent, decree or judicial order by which such Party Seller or any of such Party Seller’s officers, directors, members, partners (general or limited), or shareholders are bound.
(c)    Enforceability. This Agreement is the valid and binding obligation of such Party Seller, enforceable against such Party Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability and to general equitable principles. Except for: (A) the preferential rights to purchase all or any portion of the Properties that are set forth on Schedule 4.1(j); (B) any required consents to transfer (including those set forth on Schedule 4.1(j)); or (C) any other third-party approvals or consents necessary with respect to the transactions contemplated herein, including Customary Post-Closing Consents, neither the execution and delivery by such Party Seller of this Agreement, nor the consummation by such Party Seller of the transactions contemplated by this Agreement, will violate or be in conflict with: (i) governing documents of such Party Seller; (ii) any material provision of any agreement or instrument to which such Party Seller is a party or by which it, or the Properties, is bound, or (iii) any material provision of any judgment, decree, order, statute, rule or regulation applicable to such Party Seller or any Property.
(d)    Brokers’ Fees. Such Party Seller has not made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Buyer will have any liability.
(e)    Litigation. Except as set out on Schedule 4.1(e), (i) there is no action, suit or other legal proceeding pending against such Party Seller with respect to the Properties before any court, governmental authority or arbitrator, and (ii) such Party Seller has not received written notice of any material action, suit or other legal proceeding that has been threatened or is pending against such Party Seller with respect to the Properties before any court, governmental authority or arbitrator, and (iii) there exist no unsatisfied judgments that would result in impairment or loss of such Party Seller’s interest in any part of the Properties.
(f)    Taxes. Except as set out on Schedule 4.1(f), (i) all Tax Returns relating to the Properties that are required to be filed by such Party Seller have been timely filed, (ii) all Taxes shown as due on such Tax Returns have been paid or provided for, except those being contested in good faith, (iii) there are no Tax liens (other than Permitted Encumbrances) on any of the Properties, (iv) there is no claim pending or threatened in writing by any taxing authority in connection with any Tax related to the Properties, (v) none of the Properties is an interest in a partnership for U.S. federal income tax purposes, (vi) none of the Properties is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (vii) with respect to any Tax that could result in a lien or other claim against any of the Properties or Buyer or its Affiliates, (A) such Party Seller has not entered into any agreement or arrangement with any Tax authority that requires such Party Seller to take any action or to refrain from taking any action, (B) such Party Seller is not a party to any agreement with any Tax authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement, (C) there is not in force any extension of time with respect to the due date for the filing of any Tax Return relating to the Properties (other than any Tax Return related to any Income Tax) of or with respect to such Party Seller or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to such Party Seller and no request for any such waiver is pending, and (D) such Party Seller is not a party to or bound by any allocation, sharing or indemnity agreements or arrangements, and (viii) such Party Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
(g)    Permits. Except as set out on Schedule 4.1(g), (i) such Party Seller has (and, with respect to non-operated Properties, to such Party Seller’s Knowledge, the operator has) obtained all material federal, state and local governmental licenses, permits, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications that are required for the use, ownership, and operation of the Properties, (ii) such Party Seller has not received any written notice of and to such Party Seller’s Knowledge there is no violation with respect to any of the Permits that has not been (or will not be prior to Closing) corrected or settled and (iii) such Party Seller has not received written notice of any proceeding that has been threatened or is pending that might result in the modification, revocation, termination or suspension of any Permit.
(h)    No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by, or threatened against such Party Seller.
(i)    Compliance with Law. Except as set out on Schedule 4.1(i), such Party Seller has not received a written notice of a violation of any Laws (excluding Environmental Laws) that is applicable to the Properties or operations on the Properties and that has not been (or will not be prior to Closing) corrected or settled. This Section 4.1(i) does not relate in any way to the existence or status of any Permits, it being understood and agreed that such matters are covered by and dealt with exclusively in Section 4.1(g).
(j)    Rights in Third Parties.
(i)    Except as set out on Schedule 4.1(j), there are no preferential rights to purchase that are applicable in connection with the transactions contemplated hereby.
(ii)    Except as set out on Schedule 4.1(j), there are no required consents to assign (other than consents from federal and state governments and similar authorities that customarily are obtained following the closing of transactions substantially similar to the transactions contemplated by this Agreement (“Customary Post-Closing Consents”)) that are applicable in connection with the transactions contemplated hereby.

(k)    Imbalances. Schedule 4.1(k) sets out all Imbalances associated with the Properties as of the Execution Date.
(l)    Hydrocarbon Sales. Except as set forth on Schedule 4.1(n) and to the extent cancelable without penalty or other material payment on not more than thirty (30) days prior written notice, to such Party Seller’s Knowledge, such Party Seller is not obligated by virtue of (i) any prepayment arrangement under any contract or agreement for the sale of Hydrocarbons that contains a “take or pay provision”, (ii) a production payment or (iii) any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons produced from the Properties at some future time without then or thereafter receiving full payment therefor.
(m)    Condemnation. As of the Execution Date, such Party Seller has not received any written notice of any pending or threatened and there is no actual taking (whether permanent, temporary, whole or partial) of any portion of the Properties by reason of condemnation or the threat of condemnation.
(n)    Material Contracts. Except (i) as set forth on Schedule 4.1(n), (ii) to the extent cancelable without penalty or other material payment on not more than thirty (30) days prior written notice or (iii) to the extent the expected aggregate payments by or revenues to Seller are less than $100,000 per calendar year, to such Party Seller’s Knowledge, there are no (A) contracts for the purchase, sale or exchange of Hydrocarbons, (B) contracts for the gathering, treatment, processing, handling, storage or transportation of Hydrocarbons, (C) purchase agreements, farmin or farmout agreements, exploration agreements, participation agreements, area of mutual interest agreements or similar agreements, or agreements providing for the earning of any equity interest, (D) partnership agreements, joint venture agreements or similar agreements or (E) operating agreements, unit agreements or unit operating agreements, in each case, that will be binding on Buyer or encumber or bind any of the Properties after the Closing.
(o)    Outstanding Capital Commitments. As of the Execution Date, there are no outstanding contractual commitments to make capital expenditures that are binding on the Properties and which such Party Seller reasonably anticipates will individually require expenditures by Buyer after Closing in excess of one hundred thousand dollars ($100,000) (net to Seller’s interest) per Property, other than those set forth on Schedule 3.2(a)(x) or Schedule 4.1(o).
(p)    Environmental.
(i)    Such Party Seller has not entered into, and is not subject to, any pending consent order, consent decree, compliance order or administrative order pursuant to any Environmental Laws that relate to the future use of any of the Properties and that require any remediation or other change in the present condition of any of the Properties.
(ii)    Such Party Seller is not subject to any pending or, to such Party Seller’s Knowledge, threatened complaint or claim related to any non-compliance with Environmental Laws or Environmental Liabilities with respect to the Properties or to the release of any hazardous materials, including asbestos and NORM, on or from any of the Properties.

(iii)    Such Party Seller (with respect to the such Party Seller’s Properties) has not (i) to Seller Party’s Knowledge, committed any violation of any Environmental Law or (ii) received any written notice from any governmental authority alleging that such Party Seller is in violation of any Environmental Law.
(iv)    To such Party Seller’s Knowledge, there has not been any offsite disposal of hazardous materials, including asbestos and NORM, arising out of the ownership or operation of the Properties.
(v)    To such Party Seller’s Knowledge, there is no event occurring or condition existing prior to the Closing Date with respect to the Properties that causes, or if known to the applicable governmental authority, could reasonably be expected to cause, such governmental authority to assert that a Property is to be subject to liability or remediation under, or not in compliance with, an Environmental Law.
(vi)    Such Party Seller has provided, or otherwise made available to, Buyer copies of all material environmental site assessments performed pursuant to the American Society for Testing and Materials E1527 - 05 and all similar environmental assessments, and all other material third party audits or reports relating to the Properties that are in its possession and control, provided, to the extent such materials relate to assets of Seller which are not the subject matter of this Agreement, such materials may have been redacted of information and/or assessments related thereto.
(q)    Plugging and Abandonment. To such Party Seller’s Knowledge, except for the wells listed on Schedule 4.1(q), there are no abandoned or orphan wells on the Leases and there are no wells on the Leases that are required to be plugged under applicable state Law, rule, or regulation within twenty-four (24) months after the Execution Date.
(r)    Leases; Royalties. To such Party Seller’s Knowledge, all Leases of such Party Seller are in full force and effect and are valid and subsisting documents covering the entire estates that they purport to cover (unless otherwise indicated on Exhibit A-1). Further, to such Party Seller’s Knowledge (with respect to the Properties of such Party Seller) (i) all royalties, rentals, overriding royalties, production payments, and other payments due and/or payable under the Leases have been fully, properly, and timely paid, (ii) all deductions from oil and gas proceeds have been deducted in good faith pursuant to the terms and conditions of the applicable Leases, other contracts, and applicable Laws, (iii) except for any payment under an option to extend the term of a Lease that has not yet been exercised, there are no deferred payments for bonus or option or otherwise due from and after the Closing Date under the terms of any of the Leases, (iv) such Party Seller has not received written notice of any claim or action seeking to terminate, cancel, rescind, or procure a reformation of any Lease or any provisions thereof or seeking the release of any Lease (or portion thereof), and (v) there is no, and such Party Seller has not received written notice of any, breach or default thereunder (nor is such Party Seller aware of any condition or event which, after notice or lapse of time or both, would constitute a breach or default thereunder).
(s)    Non-Consent Operations. No operations are being conducted or have been conducted on the Properties with respect to which such Party Seller has elected to be a nonconsenting party under the applicable operating agreement or other agreement and with respect to which all of such Party Seller’s rights have not yet reverted to it, in each case, which is not reflected on Exhibit C.
(t)    Suspense Accounts. Except as set forth on Schedule 3.2(b)(vii)), such Party Seller does not hold any Third Party Suspense Funds other than amounts less than the statutory minimum amount that such Party Seller is permitted to accumulate prior to payment.
(u)    Necessary Rights. To such Party Seller’s Knowledge, the Properties include all rights, contracts, permits, properties, benefits and agreements necessary to allow Buyer to use, own, and operate the Properties in substantially the same manner as such Properties are used, owned, and operated by Seller as of the Effective Date.
(v)    Knowledge Qualifier for Non-Operated Properties. To the extent that any representations in this Section 4.1 relate to Properties that are not operated by Seller, each and every such representation shall be deemed to be qualified by the phrase “To such Party Seller’s Knowledge.”
(w)    Financial Information. Seller will make available copies of all material (i) revenue remittances, (ii) invoices reflected on lease operating expense statements for Properties operated by Seller, (iii) lease operating expense statements and joint interest billing’s for Properties not operated by Seller, and (iv) division orders applicable to the Properties, except, in each case, with respect to those Properties acquired by Seller from TXL/MWJ et al, Turquoise Bay Corporation et al, and Brahaney Drilling Company, LTD et al (collectively, the “Financial Information”) for the period from January 1, 2012 through June 30, 2014.
Section 4.2    Representations and Warranties of Buyer. Buyer represents and warrants to Seller that as of the Execution Date and as of the Closing Date:
(a)    Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, has full legal power to carry on its business as now conducted, is authorized to own the Properties and is in good standing and duly qualified to conduct its business in in the jurisdictions in which the Subject Oil and Gas Interests are located.
(b)    Authorization. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized in accordance the governing documents of Buyer.
(c)    Enforceability. This Agreement is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability and to general equitable principles. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated by this Agreement, will violate, or be in conflict with (i) the governing documents of Buyer, (ii) any provision of any agreement or instrument to which Buyer is a party or by which it (or any of its properties) is bound or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer (or any of its properties).

(d)    Environmental Condition. Buyer agrees and acknowledges that the Properties have been used for oil and gas drilling and production operations, related oil field operations and possibly for the storage and disposal of deleterious substances, and that the Properties may be contaminated with a variety of harmful substances. Physical changes in or under the Properties or adjacent lands may have occurred as a result of such uses. The Properties may contain wells, sumps, landfills, pits, ponds, tanks, impoundments, foundations, pipelines and other equipment whether or not of a similar nature, any of which may be buried and contain deleterious substances, and the locations of which may not be readily apparent by a physical inspection of the Property. In addition Buyer acknowledges that some oil field production equipment may contain hazardous materials, including asbestos and naturally occurring radioactive material (“NORM”). In this regard, Buyer expressly understands that NORM in the form of scale or in other forms may have become dislodged from the inside of wells, materials and equipment and be located on the Properties. Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM and other deleterious substances from the Properties where they may be found. Buyer represents that, prior to the Closing, it will, and as of the Closing, it has, satisfied itself as to the physical and environmental condition of the Properties, both surface and subsurface, and their method of operation, and in making the decision to enter in this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation of the Properties and on the express representations and warranties of Seller in Section 4.1.
(e)    Independent Valuation. Buyer acknowledges and agrees that (i) it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller, and (ii) it is sophisticated in the evaluation, purchase, ownership, development, investment in and operation of oil and gas properties and that in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, except to the extent of Seller’s express representations and warranties in Section 4.1 and the special warranty of Defensible Title contained in the Assignment, it has relied on its own independent investigation, review and analysis of the Properties, which investigation, review and analysis was done by Buyer and its own legal, tax, economic, environmental, geological and geophysical, engineering and other advisors. In entering into this Agreement, Buyer further acknowledges and agrees that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or any representatives, consultants or advisors engaged by or otherwise purporting to represent Seller or any Affiliate of Seller (except specific representations and warranties of Seller set forth in Section 4.1 and the special warranty of Defensible Title contained in the Assignment). Buyer hereby acknowledges and agrees that, other than the express representations and warranties of Seller set forth in Section 4.1 and the special warranty of Defensible Title set forth in the Assignment, none of Seller, any of its Affiliates, or any of its or their representatives, consultants or advisors make or have made any representation or warranty, express, statutory or implied, at law or in equity, with respect to the Properties, including as to the environmental or physical condition of and contractual arrangements and other matters affecting the Properties. As of the Execution Date, Buyer has no knowledge of any breach of any representation, warranty or covenant of Seller set forth herein.

(f)    Security Laws. Buyer is acquiring the Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act of 1933 (as amended, and together the rules and regulations pertaining thereto, the “Securities Act”) or a distribution thereof in violation of any other applicable securities Laws.
(g)    Funds. As of the Execution Date, Buyer has, and at the Closing, Buyer will have, sufficient cash and other sources of immediately available funds, as are necessary in order to pay the Purchase Price (as may be adjusted in accordance with the provisions of this Agreement) to Seller at the Closing and to otherwise consummate the transactions contemplated hereby. In no event shall the availability or receipt of any financing by Buyer or any of its Affiliates be a condition to any of Buyer’s obligations hereunder.
(h)    Brokers’ Fees. Buyer has not made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Seller will have any liability.
(i)    Litigation. No suit, action or other proceeding has been threatened or is pending against Buyer before any court, governmental authority or arbitrator and there exist no unsatisfied judgments, any of which might result in Buyer’s inability to consummate the transactions contemplated hereby.
(j)    Governmental Authorizations; Regulatory. At the Closing, Buyer will have all governmental licenses, authorizations, consents and approvals required for the ownership and operation of the Properties, other than Customary Post-Closing Consents. Buyer is now, and hereafter shall continue to be, qualified to own and assume operatorship of all Leases, Wells and other Properties comprising a part of the Subject Oil and Gas Interests, including federal oil, gas and mineral leases and Leases with the BLM or other governmental authorities, and the consummation of the transaction contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Buyer currently has, and will hereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of such Leases, Wells, and other Properties comprising a part of the Subject Oil and Gas Interests, and has filed any and all required reports necessary for such operations with all governmental authorities having jurisdiction over such operations.
Section 4.3    Survival of Representations, Warranties, Covenants and Agreements.
(a)    Other than the representations and warranties made by Seller in Sections 4.1(a), 4.1(b)(i), 4.1(b)(ii)(X) and 4.1(c), which shall survive the Closing indefinitely, any claim for any breach of any representation and warranty made by Seller must be brought on or prior to the end of the Survival Period. The representations and warranties made by Seller in Sections 4.1(d), 4.1(e)(ii), 4.1(f), and 4.1(h) shall survive the Closing until six (6) months beyond the end of the statute of limitations applicable thereto (the “SOL Survival Period”) and thereafter be of no force or effect. All other representations and warranties made by Seller shall survive the Closing for a period of nine (9) months (the “9 Month Survival Period”) and thereafter shall be of no force or effect.

(b)    All representations and warranties made by Buyer in Section 4.2 shall survive the Closing indefinitely.
(c)    Except for the special warranty of Defensible Title made by Seller in the Assignment, the Parties have made no representations or warranties other than those expressly set forth in Sections 4.1 and 4.2.
(d)    All other indemnities, covenants and agreements contained in this Agreement shall survive the Closing until fully performed in accordance with the terms and conditions of this Agreement.
Section 4.4    Waiver of Representations and Warranties. The express representations and warranties of Seller contained in this Article IV and the special warranty of Defensible Title contained in the Assignment are exclusive and are in lieu of, and Seller expressly disclaims and negates and Buyer hereby waives, any representation or warranty, express, statutory, implied, or otherwise, including with respect to: (a) the quality, accuracy, completeness or materiality of the data, information and materials furnished (whether electronically, orally, by video, in writing, in any data room or by any other medium) at any time to Buyer, its officers, agents, employees and Affiliates in connection with Buyer’s investigation of the Properties and Assumed Liabilities and the transactions contemplated hereby (including with respect to title, costs, expenses, revenues, accounts receivable and accounts payable associated with the Properties, the financial viability or productivity of the Properties, the environmental or physical condition of the Properties and federal, state, local or tribal income or other Tax consequences associated with the Properties); (b) title; (c) the quality, quantity or volume of the reserves, if any, of the Hydrocarbons in or under the Properties, both surface and subsurface; (d) compliance with applicable Laws (including Environmental Laws); (e) the environmental condition of the Properties; (f) absence of defects (latent or patent), safety and state of repair; (g) any rights of Buyer and/or its Affiliates under applicable Laws to claim diminution of consideration or return of the Purchase Price; (h) any warranty of freedom from patent, copyright or trademark infringement; and (i) production rates, recompletion opportunities, decline rates and gas balancing information. Seller does not make or provide, and Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, or of conformity to models or samples of materials. Except for the special warranty of Defensible Title set forth in the Assignment, at the Closing, the Properties are sold, and Buyer accepts the Properties “AS IS, WHERE IS AND WITH ALL FAULTS”. Except for the special warranty of Defensible Title set forth in the Assignment and for the representations and warranties expressly made by Seller in any certificates delivered by it to Buyer at Closing pursuant to Section 9.2(b)(ii) and Buyer’s rights to any indemnity for a breach thereof at Closing, there are no representations or warranties that extend beyond the face of this Agreement as provided in (and subject to the terms and conditions of) Article XI.

ARTICLE V
COVENANTS
Section 5.1    Conduct of Business. From and after the Execution Date until the earlier of the Closing and the termination of this Agreement in accordance with Article XIII (the “Interim Period”), except as expressly provided in this Agreement or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, to the extent reasonably within Seller’s control:
(a)    cause the Properties to be maintained and operated in a manner consistent with the manner of maintenance and operations prior to the Execution Date;
(b)    provide Buyer with a copy of all written notices or copies of notices received by Seller or its Affiliates after the Execution Date with respect to the Properties from governmental authorities or from other Persons alleging violations of applicable Law, Leases or Applicable Contracts;
(c)    maintain the Tangible Property in at least as good a condition as it is on the Execution Date, subject to ordinary wear and tear and Casualty Loss(es);
(d)    keep Buyer reasonably informed regarding current and proposed activities and operations relating to the Properties;
(e)    except for the transactions described on Schedule 5.1(e), refrain from taking any action to sell, transfer, farmout, dispose of, distribute, mortgage, encumber, pledge or enter into any agreement or arrangement for the sale, disposition, distribution, mortgage, encumbrance or pledge of, any of the Properties, other than any encumbrances of the foregoing type that would be Permitted Encumbrances, dispositions where a reasonably prudent lessee or operator would do the same and dispositions of the Conveyed Hydrocarbons that are produced from the Properties in the course of normal operations or the ordinary course of Seller’s business;
(f)    maintain insurance coverage on the Properties presently furnished by third parties that are not Affiliates of Seller in the amounts and of the types presently in force (if any);
(g)    except as permitted by Sections 5.1(a) and 5.1(e), refrain from entering into any transaction, the effect of which would be to cause Seller’s Net Revenue Interest with respect to the production of Hydrocarbons from any Listed Interest to be less than, or Seller’s Working Interest with respect to the production of Hydrocarbons from any Listed Interest to be more than, that shown in Exhibit C for such Listed Interest, unless, with respect to any such increase in Working Interest, there is a proportionate increase in the Net Revenue Interest with respect to such Listed Interest;
(h)    except for (i) emergencies, (ii) operations undertaken to perpetuate any Subject Oil and Gas Interest or (iii) operations contemplated on Schedule 3.2(a)(x) or Schedule 4.1(o), not enter into any contract or commitment or assume or incur any obligation with respect to the Properties’ normal operations involving expenditures in excess of two hundred fifty thousand dollars ($250,000) per Property or two million dollars ($2,000,000) in the aggregate;

(i)    except as may be required to deliver the Seller Deliverables described in Section 9.2(b)(iii), not relinquish voluntarily its position as operator with respect to any Property;
(j)    refrain from taking any action that would cause its representations or warranties under this Agreement to be materially incorrect (or, with respect to representations and warranties qualified by materiality, incorrect in any respect) as of the Closing Date;
(k)    refrain from going non-consent with respect to any operation related to any of the Properties;
(l)    pay, as they become due, all bonuses and rentals, royalties, overriding royalties, shut-in royalties, and minimum royalties and development and operating expenses, ad valorem, property, production, severance, excise, and similar Taxes, and other payments incurred with respect to the Properties except (i) royalties held in suspense as a result of title issues and that do not give any third party a right to cancel an interest in an Property, and (ii) expenses or royalties being contested in good faith, unless the nonpayment of such contested expenses or royalties could result in the loss of a Lease, in which case Seller will notify Buyer and obtain Buyer’s approval prior to withholding such payment;
(m)    use commercially reasonable efforts to notify Buyer of any election that Seller is required to make under any Applicable Contract, specifying the nature and time period associated with such election, and make such election as may be indicated by Buyer, provided, however, if Buyer does not respond to Seller within sufficient time to enable Seller to timely make such election, then Seller shall make such election as would a reasonably prudent lessee or operator; and
(n)    subject to the terms of the applicable HBP Lease, cause each well listed on Schedule 1.1 which needs to be spud before the Closing in order to comply with continuous drilling obligations contained in the applicable HBP Lease to be spud on or before the date required under such HBP Lease in order to comply with such continuous drilling obligations;
provided, however, that, notwithstanding the foregoing, (i) Buyer acknowledges and agrees that any acts or omissions of the other Working Interest owners (and operators) of the Properties that Seller does not have any contractual right to control shall not constitute a breach of this Section 5.1 and (ii) Buyer’s consent shall not be required with respect to any action taken by Seller as required by Law or as specifically contemplated by other provisions of this Agreement, or as otherwise would not have a Material Adverse Effect.
Section 5.2    Bonds and Other Credit Support. Buyer acknowledges that various bonds, letters of credit, guarantees and/or cash deposits (collectively, “Security Arrangements”) have been provided by Seller and/or its Affiliates to secure the payment and performance of obligations related to the Properties, including those set forth on Schedule 5.2. To the extent Seller and/or any of its Affiliates has any obligations pursuant to any such Security Arrangement or has any property that secures the repayment of any amounts advanced pursuant to any such Security Arrangement (collectively, the “Seller Obligations”), Buyer shall take such actions, during the Interim Period, as are necessary to cause the Seller Obligations arising under the Security Arrangements set forth on Schedule 5.2 (and such Security Arrangements) to be released and terminated concurrent with the Closing. As to those Security Arrangements not listed on Schedule 5.2, Buyer shall take such actions as are necessary to cause the Seller Obligations arising under such Security Arrangements (and such Security Arrangements) to be released and terminated within thirty (30) days following Seller’s notifying Buyer (or if earlier, Buyer’s otherwise becoming aware) of such Security Arrangement, and Buyer shall reimburse Seller, within ten (10) days following Seller’s demand therefor, the aggregate amount of any Seller Obligations that are paid or performed by Seller under such Security Arrangements following the Closing.
Section 5.3    Reports. Seller and Buyer agree to cooperate with each other in connection with the preparation by such Parties of any report to any federal, state or local governmental authorities that are required of such Parties as the result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
Section 5.4    Efforts. Each Party will use commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (a) cooperation in determining whether any action by or in respect of, or filing with, any governmental body, agency or other official authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby; (b) cooperation in seeking and obtaining any such actions, consents, approvals, or waivers; and (c) the execution of any additional instruments necessary to consummate the transactions contemplated hereby, and (d) the transmittal by Seller promptly after the Execution Date of all required notices necessary to seek waivers of preferential purchase rights and consents necessary for the transfer of the Properties to Buyer and/or a Permitted Assignee, followed by commercially reasonable efforts until Closing to obtain such waivers and consents. Seller shall submit the form of all such notices to Buyer for prior approval, which shall not be unreasonably withheld, conditioned, or delayed, and Buyer shall promptly respond with any proposed revisions or additions thereto. Promptly after Closing, Buyer shall: (i) record the Assignment and all state and federal assignments executed at the Closing in all applicable real property records and/or, if applicable, the records of all state and federal governmental authorities and Buyer shall provide to Seller copies of such recorded documents; (ii) actively pursue the approval of all Customary Post-Closing Consents from the applicable governmental authorities; (iii) actively pursue all other consents and approvals that may be required in connection with the assignment of the Properties to Buyer and the assumption of the rights, interests, obligations and liabilities assumed by Buyer hereunder that have not been obtained prior to Closing, provided that Seller shall reasonably cooperate with Buyer in obtaining such other consents and approvals, at Buyer’s sole cost and expense; and (iv) deliver all notices that may be required in connection with the assignment of the Properties to Buyer and the assumption of the rights, interests, obligations and liabilities assumed by Buyer hereunder.
Section 5.5    Operatorship. On or before seven days prior to Closing, Seller shall use reasonable efforts to send notices to all co-working interest owners of the Subject Oil and Gas Interests that Seller currently operates (using last known names and addresses from Seller's files) indicating that it is resigning as operator contingent upon and effective at Closing, and nominating and recommending Buyer (or, at Buyer’s request, an Affiliate of Buyer designated by Buyer) as successor operator, subject to and in reliance on Buyer’s representations, warranties, covenants and agreements in this Agreement. Buyer acknowledges and agrees that the co-working interest owners may not allow Buyer to succeed Seller as operator and that Seller has made no representation, warranty or other guarantee that Buyer will succeed Seller as operator. Buyer shall promptly, following Closing, file all appropriate forms, and declarations or bonds with the applicable governmental authorities with respect to all Seller-operated Subject Oil and Gas Interests for which Buyer assumes operatorship. If Buyer does not assume operatorship, Buyer shall lend reasonable assistance to Seller in obtaining the transfer of operatorship to the non-Party assuming operatorship.
Section 5.6    Return of Information. In the event of termination of this Agreement, Buyer shall promptly comply with its obligations under the Confidentiality Agreement regarding the return and destruction of Confidential Information.
Section 5.7    Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules relating to its representations and warranties set forth in Article IV with respect to any matter hereafter arising or discovered which, if existing or known on the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the Buyer’s closing conditions have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.
Section 5.8    Investigation. Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Properties, and in no event shall Seller have any liability to Buyer with respect to a breach of representation or warranty under this Agreement to the extent that Buyer had Knowledge of such breach as of the Closing Date; provided, however, that Seller shall have the burden of proof to show that Buyer had Knowledge of such breach as of the Closing Date.
Section 5.9    Financial Information. Throughout the Interim Period, Seller will make available to Buyer the Financial Information. For seventy-five (75) days after Closing, Seller will provide any information within its possession reasonably necessary for Buyer to complete an audit of revenue and direct expense related to the Properties for the period from January 1, 2012, through the Closing.
ARTICLE VI
EXAMINATION OF TITLE AND PROPERTIES
Section 6.1    Access.

(a)    From and after the Execution Date, until the Closing Date, Seller shall give Buyer (and any of its officers, employees, agents, accountants, attorneys, investment bankers, landmen, consultants or other designated representatives (collectively, “Buyer’s Representatives”)) reasonable access to appropriate personnel of Seller and to the Properties (including the Records) in Seller’s possession, solely for the purpose of Buyer’s due diligence investigation of the Properties, but only to the extent that Seller may do so without violating any confidentiality or other obligations to any third party and only to the extent that Seller has the authority to grant such access without breaching any obligation or restriction binding on Seller (or any of its Affiliates). Such access by Buyer shall be limited to Seller’s normal business hours, and any weekends and after hours requested by Buyer that can be reasonably accommodated by Seller, and Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the Properties and at the sole cost and expense of Buyer.
(b)    Buyer acknowledges that the permission of the operator (if other than Seller) or another third Person may be required before Buyer will be able to inspect portions of the Properties and that such permission must be obtained prior to the inspection of such portions. Seller shall use commercially reasonable efforts to obtain such permission for Buyer upon Buyer’s request. All inspections pursuant to this Section 6.1 shall be conducted at Buyer’s sole cost, risk and expense, and any conclusions made from any such investigation done by Buyer or any of Buyer’s Representatives shall result from Buyer’s own independent review and judgment. Buyer agrees to comply with (and to cause Buyer’s Representatives to comply with) the rules, regulations and instructions issued by Seller or any operator of the Properties regarding the actions of Buyer (and Buyer’s Representatives) in conducting any inspection pursuant to this Section 6.1.
Section 6.2    Environmental Property Inspection.
(a)    From and after the Execution Date, until 5:00 p.m. Central time on the fortieth (40th) day after the Execution Date (the “Defect Deadline”), Seller shall permit Buyer and Buyer’s Representatives, at Buyer’s sole risk, cost and expense, reasonable access to the Properties operated by Seller (or any of its Affiliates) to conduct field inspections for purposes of Buyer’s due diligence investigation of environmental matters relating to the Properties (“Buyer’s Environmental Review”). In connection with the granting of such access, Buyer agrees that Buyer shall be liable to Seller for any and all damage to the Properties arising out of or relating to Buyer’s (or Buyer’s Representatives’) inspection and access to the Properties. Buyer shall, and shall cause Buyer’s Representatives to, abide by Seller’s (or any of its Affiliates’) safety rules, regulations and operating policies of which they are informed while conducting Buyer’s Environmental Review. The scope of work comprising Buyer’s Environmental Review shall be limited to Phase 1 Activities and such additional sampling and testing on Properties operated by Seller as may be recommended in writing by the independent consultant performing the Phase 1 Activities on Buyer’s behalf and which are approved by Seller in writing (which approval shall not be unreasonably withheld, conditioned, or delayed), and if such independent consultant recommends in writing additional sampling and testing for Properties operated by Third Parties (and Seller approves in writing of such additional sampling and testing, which approval shall not be unreasonably withheld, conditioned, or delayed), then Seller shall cooperate with Buyer in seeking approval of such Third Party operators of the Properties to conduct such additional sampling and testing. Buyer shall (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s (or any of its Affiliates’) operations, (iii) comply with all applicable Laws and customary industry practices, and promptly and completely restore the Properties and repair any damage thereto resulting from Buyer’s Environmental Review. Seller shall have the right to have one or more representatives accompany Buyer at all times during Buyer’s Environmental Review, and Buyer shall give Seller at least forty-eight (48) hours’ notice prior to any visits by it (or any Buyer’s Representatives) to the Properties. The Parties agree that all information discovered during Buyer’s Environmental Review shall be governed by the terms of the Confidentiality Agreement.
(b)    BUYER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES, FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF, RESULTING FROM, BASED ON, ASSOCIATED WITH, OR RELATING TO, IN ANY WAY, THE ACCESS AFFORDED TO BUYER PURSUANT TO THIS ARTICLE VI, REGARDLESS OF WHETHER SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT RESULTING FROM THE WILLFUL MISCONDUCT OF ANY OF THE SELLER INDEMNIFIED PARTIES. THE FOREGOING INDEMNITY SHALL CONTINUE IN FULL FORCE AND EFFECT NOTWITHSTANDING ANY TERMINATION OF THIS AGREEMENT.
Section 6.3    Exclusive Remedy. Except for the special warranty of Defensible Title under the Assignment and the representations and warranties of Seller contained in Section 4.1 (each of which is subject to the limitations set forth below in Section 6.11), (a) the rights and remedies of Buyer set forth in this Article VI shall be Buyer’s exclusive rights and remedies with respect to any defect of title (including any Title Defect), any Environmental Defect and any Environmental Liability with respect to the Properties, and (b) the provisions of Article XI shall not apply with respect to any defect in title (including any Title Defect), Environmental Defect or Environmental Liability, except as provided in Section 4.3.
Section 6.4    Notice of Title Defects and Title Benefits; Remedies.
(a)    If Seller discovers any Title Benefit, or Buyer discovers any Title Defect or Title Benefit, then such Party may (but shall have no obligation to, other than with respect to any Title Benefit discovered by Buyer, with respect to which Buyer shall be obligated to) deliver to the other Party, prior to the Defect Deadline, a Title Notice with respect to such Title Benefit or Title Defect, as applicable. Except as set forth in the special warranty of Defensible Title contained in the Assignment, Seller and Buyer shall be deemed to have waived, and neither Buyer nor Seller, respectively, shall have any liability for, any Title Benefit or Title Defect for which Buyer or Seller, respectively, has not received (and, in the case of any Title Benefit discovered by Buyer, delivered to Seller) a Title Notice on or before the Defect Deadline.
(b)    With respect to each Listed Interest for which Buyer has asserted a Title Defect pursuant to a properly and timely delivered Title Notice (each such Listed Interest, a “Title Defect

Property”) that Seller has not cured (and Buyer has not elected to waive in writing) on or before the first Business Day following the tenth (10th) Business Day after the Defect Deadline (the “Defect Response Date”), Seller shall elect (in its sole and absolute discretion) to:
(i)    exclude such Title Defect Property (and all related or associated Lease(s) and other Properties) from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement, in which case, the Purchase Price shall be reduced by the Allocated Value of such Retained Property; or
(ii)    include such Title Defect Property (and all related or associated Lease(s) and other Properties) (any such Title Defect Property, together with all other such Title Defect Properties, the “Included Title Defect Properties”) in the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement, in which case, the aggregate of the Title Defect Amounts asserted by Buyer for the Included Title Defect Properties shall be deducted from the Closing Amount and deposited with the Escrow Agent, pending the curing of such Title Defects or, if applicable, the resolution of the Disputed Title Matters;
provided, however, that, without Buyer’s consent, the option provided for in Section 6.4(b)(i) above shall not be available to Seller on any Title Defect Property for which the aggregate Title Defect Amount asserted by Buyer is less than twenty-five percent (25%) of the Allocated Value of such Title Defect Property.
(c)    With respect to any Included Title Defect Property and any Title Defect Property excluded (pursuant to Section 6.4(b)(i)) from the Properties conveyed by Seller to Buyer at the Closing (each, a “Subject Title Defect Property”), until the one hundred twentieth (120th) day after the Closing (such period, the “Cure Period”), Seller may, but shall have no obligation to, (i) dispute the existence of the Title Defect asserted with respect to such Subject Title Defect Property pursuant to the provisions of Section 6.7 or (ii) cure the Title Defect asserted with respect to such Subject Title Defect Property. If, as of the expiration of the Cure Period, Seller has (A) cured (or partially cured), to Buyer’s reasonable satisfaction, any Title Defect affecting any Subject Title Defect Property that was excluded (pursuant to Section 6.4(b)(i)) from the Properties conveyed by Seller to Buyer at the Closing, then the Purchase Price shall be increased (as reflected on the Final Settlement Statement) by an amount equal to the Allocated Value of such Title Defect Property (or, if the applicable Title Defect was only partially cured, the Purchase Price shall be increased by an amount equal to the Allocated Value of such Title Defect Property less an amount equal to the portion of such Title Defect Amount that relates to the un-cured portion of such Title Defect), plus or minus any other Purchase Price adjustments applicable to such Title Defect Property under this Agreement, and Seller shall assign such Title Defect Property to Buyer pursuant to an assignment in substantially the same form as the Assignment, or (B) not cured (or only partially cured), to Buyer’s reasonable satisfaction, any Title Defect affecting any Included Title Defect Property, then, unless such Included Title Defect Property is the subject of a Disputed Matter, the Purchase Price shall be decreased (as reflected on the Final Settlement Statement) by an amount equal to the Title Defect Amount relating to such Included Title Defect Property (or, if the applicable Title Defect was only partially cured, an amount equal to the portion of such Title Defect Amount that relates to the un-cured portion of such Title Defect) (such aggregate increase or decrease to the Purchase Price pursuant to clauses

(A) or (B) of this Section 6.4(c), the “TD Purchase Price Adjustment Amount”), and the applicable portions of the escrowed Title Defect Amounts shall be released to Seller or Buyer, as appropriate, pursuant to joint instructions from the Parties.
(d)    Notwithstanding anything to the contrary set forth herein, in no event shall there be any remedies provided by Seller (other than with respect to the special warranty of Defensible Title provided in the Assignment delivered at Closing) for, and Seller shall not be responsible for, any Title Defect unless and until the aggregate of all Title Defect Amounts (excluding any Title Defect Amounts attributable to Title Defects that are cured by Seller pursuant to Section 6.4(c)(ii)), exceeds an amount equal to three percent (3%) of the Purchase Price (the “Title Deductible”), and then only with respect to the amount of such Title Defect Amounts that exceed the Title Deductible; provided, however, the Title Deductible shall not apply to (i) any Purchase Price adjustments for Retained Properties, or (ii) any Title Defect created by the act of any Party Seller(s).
Section 6.5    Title Defect Amount; Title Benefit Amount.
(a)    The amount by which the Allocated Value of any Listed Interest is reduced as a result of the existence of a Title Defect with respect thereto is the “Title Defect Amount”, which shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Buyer and Seller agree on the Title Defect Amount, then such amount shall be the Title Defect Amount;
(ii)    if the Title Defect is a lien or encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be equal to the amount necessary to be paid to remove such encumbrance from the Listed Interest;
(iii)    if the Title Defect represents (A) a decrease in the actual Net Revenue Interest for any Well with respect to the Target Depth for such Well below the Net Revenue Interest stated on Exhibit C for such Well (and there is not a corresponding decrease in the Working Interest for such Well below the Working Interest stated on Exhibit C with respect to the Target Depth for such Well), or (B) with respect to an Undeveloped Area, an increase in Lease Burdens such that the actual Net Revenue Interest in any well that may be located on such Undeveloped Area (with respect to the depths described for each applicable Lease on Exhibit A-1 which corresponds to such Undeveloped Area) is less than the Net Revenue Interest stated on Exhibit C for such Undeveloped Area, then the Title Defect Amount shall be the product of (y) the Allocated Value of such Well or Undeveloped Area multiplied by (z) one (1), minus a fraction, the numerator of which is the actual Net Revenue Interest for such Well with respect to the Target Depth for such Well (or the actual Net Revenue Interest for such Undeveloped Area), and the denominator of which is the Net Revenue Interest for such Well or Undeveloped Area, as applicable, stated on Exhibit C;
(iv)    if the Title Defect represents a decrease in (A) the actual Net Mineral Acres of an Undeveloped Area (with respect to the depths described for each applicable Lease on Exhibit A-1 which correspond to such Undeveloped Area) below (B) the Net Mineral Acres for such Undeveloped Area stated on Exhibit C, then the Title Defect Amount shall be the product of (y) the Allocated Value of such Undeveloped Area multiplied by (z) one (1), minus a fraction, the numerator of which is the actual Net Mineral Acres of such Undeveloped Area (with respect to the depths described for each applicable Lease on Exhibit A-1 which correspond to such Undeveloped Area) and the denominator of which is the Net Mineral Acres for such Undeveloped Area stated on Exhibit C;
(v)    if the Title Defect represents an obligation or encumbrance upon, or other defect in title to, the Listed Interest of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of such Listed Interest, the portion of such Listed Interest affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of such Listed Interest, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;
(vi)    the Title Defect Amount with respect to any Listed Interest shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder;
(vii)    if a Title Defect affects only an Undeveloped Area, the Title Defect Amount attributable to such Title Defect shall be computed solely with respect to the Allocated Value of such Undeveloped Area and not any other Undeveloped Area; and
(viii)    notwithstanding anything to the contrary set forth herein, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Listed Interest shall not exceed the Allocated Value of such Listed Interest.
(b)    The amount by which the Allocated Value of any Listed Interest is increased as a result of the existence of a Title Benefit with respect thereto is the “Title Benefit Amount”, which shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Buyer and Seller agree on the Title Benefit Amount, then such amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit represents (A) an increase in the actual Net Revenue Interest for any Well with respect to the Target Depth for such Well over the Net Revenue Interest stated on Exhibit C for such Well (and there is not a corresponding increase in the Working Interest for such Well above the Working Interest stated on Exhibit C with respect to the Target Depth for such Well), or (B) with respect to an Undeveloped Area, a decrease in Lease Burdens such that the actual Net Revenue Interest in any well that may be located on such Undeveloped Area (with respect to the depths described for each applicable Lease on Exhibit A-1 which corresponds to such Undeveloped Area) is greater than the Net Revenue Interest stated on Exhibit C for such Undeveloped Area, then the Title Benefit Amount shall be the product of (y) the Allocated Value of such Well or Undeveloped Area multiplied by (z) the result obtained by subtracting one (1) from a fraction, the numerator of which is the actual Net Revenue Interest for such Well with respect to the Target Depth for such Well (or the actual Net Revenue Interest for such Undeveloped Area), and the denominator of which is the Net Revenue Interest for such Well or Undeveloped Area, as applicable, stated on Exhibit C; and
(iii)    if the Title Benefit represents an increase in (A) the actual Net Mineral Acres of an Undeveloped Area (with respect to the depths described for each applicable Lease on Exhibit A-1 which correspond to such Undeveloped Area) above (B) the Net Mineral Acres for such Undeveloped Area stated on Exhibit C, then the Title Benefit Amount shall be the product of (y) the Allocated Value of such Undeveloped Area multiplied by (z) the result obtained by subtracting one (1) from a fraction, the numerator of which is the actual Net Mineral Acres of the Undeveloped Area (with respect to the depths described for each applicable Lease on Exhibit A-1 which correspond to such Undeveloped Area) and the denominator of which is the Net Mineral Acres for such Undeveloped Area stated on Exhibit C;
(iv)    if the Title Benefit Amount cannot be calculated pursuant to subsections (i), (ii) or (iii) above, then the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Listed Interest, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Listed Interest, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; and
(v)    the Title Benefit Amount with respect to any Listed Interest shall be determined without duplication of any additions or benefits included in another Title Benefit Amount hereunder.
Section 6.6    Notice of Environmental Defects; Remedies.
(a)    If Buyer discovers any Environmental Defect, then Buyer may (but shall have no obligation to) deliver to Seller, prior to the Defect Deadline, an Environmental Notice with respect to such Environmental Defect. Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect for which Seller has not received an Environmental Notice on or before the Defect Deadline.
(b)    With respect to each Listed Interest for which Buyer has asserted an Environmental Defect pursuant to a properly and timely delivered Environmental Notice (each such Listed Interest, an “Environmental Defect Property”), that Seller has not cured to Buyer’s reasonable satisfaction (and Buyer has not elected to waive in writing) on or before the Defect Response Date, Seller shall elect (in its sole and absolute discretion) to:
(i)    exclude such Environmental Defect Property (and all related or associated Lease(s) and other Properties) from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement, in which case, the Purchase Price shall be reduced by the Allocated Value of such Retained Property; or
(ii)    include such Environmental Defect Property (and all related or associated Lease(s) and other Properties) (any such Environmental Defect Property, together with all other such included Environmental Defect Properties, the “Included Environmental Defect Properties”) in the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement, in which case, (X) the aggregate of the Environmental Defect Amounts asserted by Buyer for the Included

Environmental Defect Properties shall be deducted from the Closing Amount and deposited with the Escrow Agent, pending the curing of such Environmental Defects or, if applicable, the resolution of the Disputed Environmental Matters or (Y) the Parties may mutually agree in a separate writing to an indemnification from Seller for such Included Environmental Defect Property and there shall be no deduction to the Closing Amount with respect to such Environmental Defect Amounts.
(c)    With respect to any Included Environmental Defect Property (other than those for which Buyer and Seller have agreed to an indemnification as provided for in Section 6.6(b)(ii)(X)) and any Environmental Defect Property excluded from the Properties conveyed by Seller to Buyer at the Closing pursuant to Section 6.6(b)(i) (each, a “Subject Environmental Defect Property”), until the expiration of the Cure Period Seller may, but shall have no obligation to, (i) dispute the existence of the Environmental Defect asserted with respect to such Subject Environmental Defect Property pursuant to the provisions of Section 6.7 or (ii) cure, to Buyer’s reasonable satisfaction, the Environmental Defect asserted with respect to such Subject Environmental Defect Property. If, as of the expiration of the Cure Period, Seller has (A) cured (or partially cured), to Buyer’s reasonable satisfaction, any Environmental Defect affecting any Subject Environmental Defect Property that was excluded (pursuant to Section 6.6(b)(i)) from the Properties conveyed by Seller to Buyer at the Closing, then the Purchase Price shall be increased (as reflected on the Final Settlement Statement) by an amount equal to the Allocated Value of such Environmental Defect Property (or, if the applicable Environmental Defect was only partially cured, the Purchase Price shall be increased by an amount equal to the Allocated Value of such Environmental Defect Property less an amount equal to the portion of such Environmental Defect Amount that relates to the un-cured portion of such Environmental Defect), plus or minus any other Purchase Price adjustments applicable to such Environmental Defect Property under this Agreement and Seller shall assign to Buyer pursuant to an assignment in substantially the same form as the Assignment, such Environmental Defect Property or (B) not cured (or only partially cured) any Environmental Defect affecting any Included Environmental Defect Property, then, unless such Included Environmental Defect Property is the subject of a Disputed Matter or an indemnification agreement as contemplated in Section 6.6(b)(ii), the Purchase Price shall be decreased (as reflected on the Final Settlement Statement) by an amount equal to the Environmental Defect Amount relating to such Included Environmental Defect Property (or, if the applicable Environmental Defect was only partially cured, an amount equal to the portion of such Environmental Defect Amount that relates to the un-cured portion of such Environmental Defect) (such aggregate increase or decrease to the Purchase Price pursuant to clauses (A) or (B) of this Section 6.4(c), the “ED Purchase Price Adjustment Amount”), and the applicable portions of the escrowed Environmental Defect Amounts shall be released to Seller or Buyer, as appropriate, pursuant to joint instructions from the Parties.
(d)    Notwithstanding anything to the contrary set forth herein, in no event shall there be any remedies provided by Seller for, and Seller shall not be responsible for, (i) any individual Environmental Defect for which the Environmental Defect Amount does not exceed a threshold (not a deductible) of one hundred fifty thousand dollars ($150,000) (each, an “Environmental Threshold”) and (ii) any Environmental Defect with respect to which the Environmental Defect Amount exceeds the Environmental Threshold, unless and until the aggregate of all such Environmental Defect Amounts that exceed the Environmental Threshold (excluding the amount of Environmental Defect Amounts attributable to Environmental Defects that are cured by Seller pursuant to Section 6.6(c)(ii)), exceeds an amount equal to three percent (3%) of the Purchase Price (the “Environmental Deductible”), and then only with respect to the amount of such Environmental Defect Amounts that exceed the Environmental Deductible. An Environmental Defect Amount shall be deemed to meet the Environmental Threshold in either of the following cases: (x) taking into account all Properties affected by the applicable Environmental Defect, the Lowest Cost Response, net to Seller’s interest, to remediate such Environmental Defect exceeds the Environmental Threshold, or (y) with respect to any individual Property, the Lowest Cost Response, net to Seller’s interest, to remediate all Environmental Defects affecting such Property, exceeds the Environmental Threshold. For avoidance of doubt, for any Environmental Defect Amount which exceeds the Environmental Threshold, the entire amount of such Environmental Defect Amount shall apply, subject to the Environmental Deductible.
Section 6.7    Title and Environmental Dispute Resolution. If, as of the expiration of the Cure Period, the Parties cannot agree upon (i) the existence of a Title Defect or Title Benefit, the adequacy of any Title Defect curative materials submitted to Buyer, the Title Defect Amount with respect to any Title Defect or the Title Benefit Amount with respect to any Title Benefit (each, a “Disputed Title Matter”) or (ii) the existence of an Environmental Defect, the adequacy of any Environmental Defect curative actions taken by Seller, or the Environmental Defect Amount with respect to any Environmental Defect (each, a “Disputed Environmental Matter” and, together with any Disputed Title Matter, a “Disputed Matter”), then, in each case, the Disputed Matter shall be submitted to arbitration in accordance with the provisions of Article XII.
Section 6.8    Casualty Loss and Condemnation. If, during the Interim Period, all or any portion of the Properties are destroyed or damaged by fire, flood, earthquake, windstorm, theft, vandalism, explosion, blowout, riot, sabotage, accident or other casualty of a similar nature or shall be taken by condemnation or under the right of eminent domain (each, a “Casualty Loss”) and the value of such Casualty Loss (a) exceeds fifteen percent (15%) of the Purchase Price, neither Buyer nor Seller shall be required to Close. Should Buyer and Seller elect to Close, Seller, at its option, may elect (i) to cause the Properties affected by any casualty or taking to be repaired or restored to at least their condition prior to such casualty, at Seller’s sole cost (other than the first one million dollars ($1,000,000), which shall be borne by Buyer), as promptly as reasonably practicable (which work may extend beyond the Closing Date), or (ii) to remove the Properties affected by any casualty or taking and reduce the Purchase Price by the Allocated Value of such Property, and in each such case, Seller shall retain all rights to insurance and other claims against third parties with respect to such Casualty Loss except to the extent the Parties otherwise agree in writing; (b) is less than fifteen percent (15%) of the Purchase Price, but exceeds one million dollars ($1,000,000), then Seller, at its option, may elect (i) to cause the Properties affected by any casualty or taking to be repaired or restored to at least their condition prior to such casualty, at Seller’s sole cost (other than the first one million dollars ($1,000,000), which shall be borne by Buyer), as promptly as reasonably practicable (which work may extend beyond the Closing Date), or (ii) exclude the Property affected by such Casualty Loss from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement, in which case the Purchase Price shall be adjusted downward by the Allocated Value of such Property in accordance with Section 3.2(b)(iv), and in each such case, Seller shall retain all rights to insurance and other claims against third parties with respect to such Casualty Loss except to the extent the Parties otherwise agree in writing; or (c) is less than one million dollars ($1,000,000), then the Property affected by such Casualty Loss shall be included in the Properties conveyed by Seller to Buyer pursuant to this Agreement at the Closing, notwithstanding such Casualty Loss, without any reduction to the Purchase Price with respect thereto and Seller shall transfer to Buyer all rights to third-party insurance and the proceeds thereof (net of any self-retention or deductible amount) and other claims against third parties, in each case, with respect to such Casualty Loss. Notwithstanding anything to the contrary set forth herein, the rights and remedies of Buyer set forth in this Section 6.8, shall be Buyer’s exclusive rights and remedies with respect to any Casualty Loss with respect to the Properties.
Section 6.9    Preferential Purchase Rights. If any holder of a preferential purchase right with respect to any of the Properties exercises such preferential purchase right prior to Closing, or if the time period for exercise of such right has not expired prior to Closing and such holder has neither exercised nor waived such right prior to Closing, then the Properties with respect to which such exercised preferential purchase right relates shall be excluded from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement and shall be deemed to be Retained Properties, and the Purchase Price shall be adjusted downward by the Allocated Value of such Properties in accordance with Section 3.2(b)(iv). If a holder of a preferential purchase right with respect to any Property waives such right prior to Closing, or if the time period for exercise of such right expires prior to Closing and the holder did not timely exercise such right, then the affected Properties shall be included at Closing with no adjustment to the Purchase Price (other than such other adjustments under this Agreement as may be applicable). After the Closing, if any holder of a preferential purchase right applicable to a Retained Property waives such right, or does not timely exercise such right within the time period for exercise of such right, or if the holder of a preferential purchase right who timely elected to exercise such right fails to consummate the purchase of such Retained Property in accordance with the terms and conditions of such preferential purchase right, then, within ten (10) Business Days of Seller’s providing Buyer with notice thereof, Buyer shall purchase such Retained Property (at a purchase price equal to the Allocated Value thereof, plus or minus any applicable adjustments under this Agreement), and Seller shall assign such Retained Property to Buyer pursuant to an assignment in substantially the same form as the Assignment, and such Property shall no longer be deemed to be a “Retained Property” under this Agreement. Notwithstanding anything to the contrary set forth herein, the rights and remedies of Buyer set forth in this Section 6.9 shall be Buyer’s exclusive rights and remedies with respect to any preferential purchase right applicable to the Properties.
Section 6.10    Applicable Consents.
(a)    Seller shall use commercially reasonable efforts, at Buyer’s expense, to procure any required third party consents necessary to transfer the Properties to Buyer (such consents, the “Applicable Consents”) prior to the Closing and, with respect to any Applicable Consents not obtained (or denied, in writing) on or prior to the Closing, until the expiration of the Cure Period (provided, however, that Seller shall not be obligated to pay any consideration or waive or release any right or privilege in order to obtain any such consent). Subject to the immediately succeeding proviso, notwithstanding the existence of an outstanding Applicable Consent with respect to any Property at Closing, such Property shall be included in the Properties conveyed by Seller to Buyer pursuant to this Agreement at the Closing, without any reduction to the Purchase Price with respect thereto; provided, however, that, if, as of the Closing, Seller has not obtained any Applicable Consent with respect to any Lease and (i) the holder of such Applicable Consent is a governmental authority or (ii) the Lease contains language to the effect that the transfer of the Lease without such Applicable Consent would be void or cause the termination of such Lease (any such Applicable Consent, a “Required Consent”), then, such Lease (and any associated Listed Interest and other Properties) shall not be included in the Properties conveyed by Seller to Buyer pursuant to this Agreement at the Closing, and the Purchase Price shall be adjusted downward by the Allocated Value of any such Listed Interest in accordance with Section 3.2(b)(iv).
(b)    Any Lease (and any associated Listed Interest and other Properties) that is subject to an Applicable Consent that is denied in writing prior to the Closing shall be excluded from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement and the Purchase Price shall be adjusted downward by the Allocated Value of any such Listed Interest in accordance with Section 3.2(b)(iv).
(c)    If, as of the expiration of the Cure Period, any Required Consent applicable to a Lease that was excluded from the Properties conveyed by Seller to Buyer at Closing pursuant to Section 6.10(a) has been obtained, then within five (5) Business Days of the expiration of the Cure Period, Seller shall assign to Buyer pursuant to an assignment in substantially the same form as the Assignment, such Lease (and, if applicable, any associated Listed Interest and other Properties) and the Purchase Price shall be increased by an amount equal to the Allocated Value of such Listed Interest, plus or minus any other applicable Purchase Price adjustments under this Agreement (such amount, the “RC Purchase Price Adjustment Amount”).
(d)    If any Applicable Consent with respect to any Applicable Contract is not obtained prior to the Closing, then, until the earlier of the expiration of the Cure Period and such time that such Applicable Consent is obtained (or denied in writing), to the extent permissible under Law and under the terms of such Applicable Contract, Seller shall provide the benefits and burdens of such Applicable Contract to Buyer, and Buyer shall promptly reimburse Seller for, and shall DEFEND, INDEMNIFY and HOLD HARMLESS Seller (and each of the other Seller Indemnified Parties from and against any and all Liabilities incurred by Seller (or any of the other Seller Indemnified Parties) in connection therewith, REGARDLESS OF WHETHER SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT RESULTING FROM THE WILLFUL MISCONDUCT OF ANY OF THE SELLER INDEMNIFIED PARTIES. With respect to any Applicable Contract for which any Applicable Consent has not been obtained as of the expiration of the Cure Period or is denied in writing, Seller shall endeavor to mutually agree with Buyer with respect to alternative arrangements intended to provide Buyer, to the greatest extent possible, with the benefit and burden of any such Applicable Contract. Notwithstanding anything to the contrary set forth herein, the rights and remedies of Buyer set forth in this Section 6.10 shall be Buyer’s exclusive rights and remedies with respect to any Applicable Consent applicable to the Properties.
(e)    Notwithstanding any provisions of this Section 6.10 to the contrary or the inclusion in the Assignment of any Properties subject to a Required Consent outstanding as of the Closing, neither this Agreement nor the Assignment shall be deemed to provide for the conveyance of any such Properties to Buyer at the Closing, provided that (i) the Purchase Price shall be adjusted downward by the Allocated Value of such Properties (to the extent such downward adjustment did not occur at Closing) if such Required Consent is not subsequently obtained, and (ii) if any such Properties are conveyed to Buyer pursuant to an Assignment and the Purchase Price is adjusted downward by the Allocated Value of such Properties, Buyer will convey such Properties back to Seller.
Section 6.11    Special Warranty. Buyer shall not assert any claim under the special warranty of Defensible Title under the Assignment or for breach of any of Seller’s representations or warranties contained in Section 4.1 with respect to any matter for which Buyer (a) has previously asserted a claim under this Article VI or (b) had Knowledge on or before the Defect Deadline but for which Buyer did not timely assert such claim under this Article VI. Buyer acknowledges and agrees that (i) Buyer will not be entitled to make a claim for any amount which, together with all claims of Buyer under this Agreement and the Assignment, exceeds the Purchase Price and (ii) the aggregate value of all claims made under the special warranty with respect to any Property shall not exceed the Allocated Value of such Property.

ARTICLE VII
TAX MATTERS
Section 7.1    Apportionment of Taxes. Seller shall be responsible for all Production Taxes attributable to the Properties for any Tax period or portion thereof ending before the Effective Time. Buyer shall be responsible for all Production Taxes attributable to the Properties for any Tax period or portion thereof beginning on or after the Effective Time. All Production Taxes shall be deemed attributable to the Tax period during which the relevant production occurred and not attributable to the year in which such Production Taxes are assessed; provided, however, that the amount of ad valorem and similar Taxes that are imposed on a periodic basis with respect to the Properties that is deemed attributable to the Tax period before the Effective Time in any Tax period that includes the Effective Time shall be equal to the amount of such Taxes for the entire Tax period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending immediately prior to the Effective Time and the denominator of which is the number of calendar days in the entire Tax period. The apportionment of Production Taxes between the Parties shall take place as (i) an adjustment to the Purchase Price pursuant to Section 3.2 in the Preliminary Settlement Statement for Production Taxes for which information is available at the Closing and pursuant to Section 10.2 in the Final Settlement Statement for all remaining Production Taxes, using estimates of such Production Taxes if actual numbers are not available, and (ii) an obligation under Section 7.3 and Section 11.2(c).
Section 7.2    Liability for Transfer Taxes. Buyer shall be responsible for the payment of all Transfer Taxes that arise by reason of the consummation of the transactions contemplated by this Agreement. Buyer shall pay or cause to be paid, when due, to the appropriate taxing authorities all such Transfer Taxes and shall send to Seller a statement confirming such payment, which shall be accompanied by proof of Buyer’s actual payment of such Transfer Taxes.

Section 7.3    Tax Returns; Payment of Taxes. Except with respect to Income Taxes, Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to the Properties for any Tax period or portion thereof (i) ending before the Closing, and (ii) beginning on or before the Closing and ending after the Closing. With respect to any such Tax Returns that include any Taxes apportioned to Buyer pursuant to Section 7.1, Seller will cause such Tax Returns to be timely filed consistently with past practice except as otherwise required by Law, and will provide a copy to Buyer. Seller will pay all Taxes shown as due on such Tax Return, and to the extent any such Taxes paid by Seller are apportioned to Buyer pursuant to Section 7.1, Buyer shall pay to Seller such proportionate amount (except to the extent such Taxes have already been taken into account by Buyer and Seller pursuant to Section 3.2 and Section 10.2) no later than five (5) days after notification by Seller of the payment of such Taxes.
Section 7.4    Cooperation on Tax Matters. After the Closing, upon reasonable notice, Buyer and Seller agree to cooperate, and afford or cause to be afforded to each other and their representatives reasonable access, during normal business hours, to the personnel (without substantial disruption of employment), books, records, and information relating to the Properties that are necessary or useful in connection with: (i) the filing of any Tax Return, any amended Tax Return, Tax election or claim for refund, (ii) determining a Liability for Taxes or a right to refund of Taxes, or (iii) conducting any audit, litigation or other proceeding in respect of Taxes, in all cases with respect to the Properties pursuant to Sections 7.1, 7.2 and 7.3; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Buyer or Seller and documents requested by Buyer or Seller shall require a reasonable business purpose and shall be limited to those documents that reasonably relate to such purpose. In the event that documents requested by a Party include information that does not relate to the Properties, then the other Party shall be permitted to redact such information in such documents. The Party requesting such personnel, books, records, and information shall bear all of the out-of-pocket costs and expenses of the other Party reasonably incurred in connection with providing such personnel, books, records, and information. Each Party shall retain all Tax Returns, schedules and all material records or other documents relating thereto, with respect to Tax matters pertaining to the Properties for any Tax period or portion thereof beginning on or before the Closing and ending after the Closing, until the expiration of the relevant statute of limitations (including extensions) to which such Tax Returns and other documents relate.
Section 7.5    Like Kind Exchange. Buyer and Seller agree that either party (the “Exchange Party”) may reasonably request cooperation of the other party (the “Cooperating Party”) in completing a like-kind exchange which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Code (a “1031 Exchange”). The Cooperating Party shall provide reasonable cooperation requested by the Exchange Party in implementing the 1031 Exchange. This cooperation shall not subject Cooperating Party to any additional liability beyond its existing obligations under this Agreement. The Exchange Party shall indemnify the Cooperating Party against any and all costs and expenses incurred with respect to furnishing such cooperation and reimburse the Cooperating Party, upon demand, for any increased expense incurred by the Cooperating Party relating to the 1031 Exchange. Cooperating Party shall not be obligated to take title to any property, other than the Properties, in the case of Buyer. A 1031 Exchange shall not delay the Closing. The accomplishment of the 1031 Exchange is not a condition to the Exchange

Party’s obligations under this Agreement. The Exchange Party’s failure to locate an exchange property or to consummate a like-kind exchange for any reason or for no reason at all (other than on account of Cooperating Party’s material breach of this Agreement) shall in no way relieve the Exchange Party of its obligations under this Agreement. Neither Party represents to the other that any particular tax treatment will be given to either Party as a result of the like-kind exchange.
ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING
Section 8.1    Seller’s Conditions. The obligations of Seller at the Closing are, at its option, subject to the satisfaction at or prior to the Closing of the following conditions:
(a)    (i) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in each case, without giving effect to any materiality, material, or material adverse effect standard or qualification) at and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct in all respects as of such specified date) and (ii) Buyer shall have performed, or complied with, in all material respects, the agreements and covenants required by this Agreement to be performed and satisfied by Buyer prior to or at the Closing.
(b)    There shall be no suits, actions, injunctions or other proceedings pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of the transactions contemplated by this Agreement, or (ii) cause any such transactions to be rescinded following consummation.
(c)    The consents and approvals of governmental authority(ies) required for the transfer of the Properties from Seller to Buyer as contemplated under this Agreement described on Schedule 8.1(c), expressly excluding Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.
(d)    No order, award or judgment shall have been issued by any court, governmental agency or arbitrator restraining, enjoining, or otherwise prohibiting the consummation in whole or in part, of the transactions contemplated hereby.
(e)    Buyer shall have delivered to Seller all of the Buyer Deliverables.
(f)    With respect to the West Midland Properties only, on or before August 20, 2014, Buyer shall have delivered to Seller written notice that the condition in Section 8.2(f) has either been satisfied or waived by Buyer. If the condition set forth in this Section 8.1(f) is not satisfied on or before August 20, 2014, then Seller shall have the option to elect the following: (i) the Purchase Price shall be reduced by the aggregate Allocated Value of all West Midland Properties and the West Midland Properties shall be excluded from the Properties conveyed by Seller to Buyer at the Closing and shall be deemed to be Retained Properties, and (ii) such adjusted Purchase Price shall be used in the calculation of all deductibles, thresholds, and caps that are based on the Purchase Price under this Agreement, including the Title Deductible, Environmental Deductible, Indemnity Deductible, Indemnity Cap, and the thresholds in Sections 6.8, 13.1(c), and 13.1(d). For the avoidance of doubt, if (i) the condition set forth in this Section 8.1(f) is not satisfied on or before August 20, 2014, and (ii) Seller elects the option described above, then the West Midland Properties shall be removed from the Properties to be conveyed by Seller to Buyer at Closing and Seller shall be released from its obligation to sell, and Buyer shall be released from its obligation to purchase, the West Midland Properties, and all Properties other than the West Midland Properties shall, subject to and in accordance with the terms of this Agreement, be conveyed to Buyer at Closing.
Section 8.2    Buyer’s Conditions. The obligations of Buyer at the Closing are, at its option, subject to the satisfaction at or prior to the Closing of the following conditions:
(a)    (i) All representations and warranties of Seller contained in this Agreement shall be true and correct in all respects at and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct in all respects as of such specified date), except to the extent that the failure of such representations and warranties to be true and correct in all respects would not have a Material Adverse Effect and (ii) Seller shall have performed, or complied with, in all material respects, the agreements and covenants required by this Agreement to be performed and satisfied by Seller prior to or at the Closing.
(b)    There shall be no suits, actions, injunctions or other proceedings pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of the transactions contemplated by this Agreement, or (ii) cause any such transactions to be rescinded following consummation.
(c)    The consents and approvals of governmental authority(ies) required for the transfer of the Properties from Seller to Buyer as contemplated under this Agreement described on Schedule 8.1(c), expressly excluding Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.
(d)    No order, award or judgment shall have been issued by any court, governmental agency or arbitrator restraining, enjoining, or otherwise prohibiting the consummation in whole or in part, of the transactions contemplated hereby.
(e)    Seller shall have delivered to Buyer all of the Seller Deliverables.
(f)    With respect to only those Properties included in the West Midland Basin Package, as identified on Exhibits A-1, A-2, A-3, B or C, as applicable (the “West Midland Properties”), Buyer shall have obtained a fully executed surface use agreement from Western-T Corporation, and a fully executed joint development agreement or similar agreement with Petroplex Energy, Inc., covering the West Midland Properties (each of which Buyer shall use commercially reasonable efforts to obtain on or before August 12, 2014). If (X) this condition is not satisfied or waived by Buyer prior to the Closing Date and (Y) Seller has not previously elected the option in Section 8.1(f), then (i) the Purchase Price shall be reduced by the aggregate Allocated Value of all West Midland Properties and the West Midland Properties shall be excluded from the Properties conveyed by Seller to Buyer at the Closing and shall be deemed to be Retained Properties, and (ii) such adjusted Purchase Price shall be used in the calculation of all deductibles, thresholds, and caps that are based on the Purchase Price under this Agreement, including the Title Deductible, Environmental

Deductible, Indemnity Deductible, Indemnity Cap, and the thresholds in Sections 6.8, 13.1(c), and 13.1(d). For the avoidance of doubt, if the condition set forth in this Section 8.2(f) is not satisfied or waived by Buyer prior to the Closing Date, Buyer shall only be released from its obligation to purchase the West Midland Properties and Buyer’s obligation to purchase the Properties other than the West Midland Properties, in accordance with the terms of this Agreement, shall not be affected by such release.
ARTICLE IX
CLOSING
Section 9.1    Preliminary Settlement Statement and Closing.
(a)    Preliminary Settlement Statement. With respect to the items listed in Section 3.2 that can be determined as of the Closing, Seller shall prepare (based on the best information then available to Seller) and deliver to Buyer, on or before three (3) Business Days before the anticipated Closing Date, a settlement statement (the “Preliminary Settlement Statement”) setting forth the Closing Amount, each adjustment used to determine the Closing Amount, and the calculation of each adjustment. All other upward or downward adjustments to the Purchase Price provided in Section 3.2 and not included in the Preliminary Settlement Statement, shall be taken into account in the Final Settlement Statement.
(b)    Closing. The purchase by Buyer and the sale by Seller of the Properties as contemplated by this Agreement (the “Closing”) shall take place on September 9, 2014 or such other date as the Parties may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”), at 10:00 a.m. Central time at the offices of Locke Lord LLP, counsel of Seller, at 600 Travis Street, Suite 2800, Houston, Texas 77002, or such other time or place as the Parties may mutually agree in writing.
Section 9.2    Closing Obligations. At the Closing:
(a)    Buyer shall deliver (or cause to be delivered) to Seller the following items (all documents, certificates and other items listed below that are required to be executed, will be duly executed and acknowledged, where required, by an authorized signatory of Buyer or, if applicable, an Affiliate of Buyer) (collectively, the “Buyer Deliverables”):
(i)    by direct bank deposit or wire transfer in same day funds to Seller (or any qualified intermediary or exchange accommodation titleholder designated by Seller), in accordance with Seller’s written instructions (to be provided to Buyer at least two (2) Business Days prior to the Closing), an amount equal to the Closing Amount;
(ii)    Deed, Assignment, Bill of Sale and Conveyances, in form and substance substantially similar to that set forth on Exhibit D (the “Assignment”), covering the Properties, in sufficient counterparts for recordation in each of the counties and parishes in which the Properties are located and all appropriate U.S. state and U.S. federal assignments as may be reasonably necessary to convey the Properties to Buyer ;

(iii)    a certificate in the form set forth on Exhibit F;
(iv)    (A) such evidence (including evidence of satisfaction of all applicable bonding requirements) as Seller may reasonably require, that Buyer is qualified with the applicable authorities to succeed Seller as the owner and, where applicable, operator of the Properties and (B) such forms as Seller may reasonably request for filing with the applicable authorities to reflect Buyer’s assumption of plugging and abandonment liabilities with respect to the Wells and the Unit Interests;
(v)    all necessary letters in lieu of transfer orders, substantially in the form set forth on Exhibit G, directing all purchasers of production to pay Buyer the proceeds attributable to production from each Listed Interest from and after the Effective Time;
(vi)    joint instructions to the Escrow Agent to release the Performance Deposit to Seller;
(vii)    a written statement setting forth the Closing Amount and the adjustments resulting in such amount signed by Buyer; and
(viii)    such other documents as Seller may reasonably request.
(b)    Seller shall deliver (or cause to be delivered) to Buyer the following items (all documents, certificates and other items listed below that are required to be executed will be duly executed and acknowledged, where required, by an authorized signatory of Seller or, if applicable, an Affiliate of Seller) (collectively, the “Seller Deliverables”):
(i)    an Assignment covering the Properties, in sufficient counterparts for recordation in each of the counties and parishes in which the Properties are located and all appropriate U.S. state and U.S. federal assignments as may be reasonably necessary to convey the Properties to Buyer;
(ii)    a certificate in the form set forth on Exhibit E from each Party Seller;
(iii)    any change of operator forms or notices that may be required to transfer operations on Seller operated Properties to Buyer (it being understood and agreed, however, that except for its obligations under Section 5.5 and to deliver the Seller Deliverables described in this Section 9.2(b)(iii), Seller shall have no obligation to ensure (and does not warrant) that Buyer will succeed Seller as operator of any Properties operated by Seller or any of its Affiliates);
(iv)    all necessary letters in lieu of transfer orders, substantially in the form set forth on Exhibit G, directing all purchasers of production to pay Buyer the proceeds attributable to production from each Listed Interest from and after the Effective Time;
(v)    a certification of non-foreign status from each Party Seller, in the form set forth on Exhibit H;

(vi)    joint instructions to the Escrow Agent to release the Deposit Amount to Seller;
(vii)    releases of deeds of trust and terminations of financing statements relating to the Properties;
(viii)    a written statement setting forth the Closing Amount and the adjustments resulting in such amount; signed by Seller; and
(ix)    such other documents as Buyer may reasonably request.
ARTICLE X
POST-CLOSING RIGHTS AND OBLIGATIONS
Section 10.1    Files and Records.
(a)    As soon as reasonably practicable (and, in any event, no later than thirty (30) Business Days after the Closing), Seller shall deliver (and shall cause its Affiliates to deliver) the Records to Buyer at Seller’s offices (or the offices of any of its Affiliates), and Buyer shall have five (5) Business Days after the first day Seller makes the Records available to Buyer to remove the Records from Seller’s offices (or the offices of any of its Affiliates). Notwithstanding the foregoing or any other provision in this Agreement to the contrary, from and after the Closing, Seller (and its Affiliates) may retain a copy of any or all of the Records.
(b)    Buyer will retain and will provide Seller with reasonable access to the Records for a period of seven (7) years from and after the Closing, together with such additional files, data and records of Buyer as may be reasonably requested by Seller in order to pursue any claims, obligations and disputes relating to the Properties. Buyer shall use commercially reasonable efforts to obtain access, for Seller’s benefit, to all such books and records related to any Property that may be subsequently conveyed by Buyer.
Section 10.2    Post-Closing Adjustments. On or before the third (3rd) Business Day following the expiration of the Cure Period, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price that was not included in the Preliminary Settlement Statement or any necessary revisions to adjustments that were included in the Preliminary Settlement Statement and showing the calculation of such adjustments, which adjustments shall be in accordance with the principles of this Agreement, and based to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time. Within thirty (30) days of receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The Parties shall negotiate in good faith and undertake to agree with respect to the amounts due pursuant to such Final Settlement Statement no later than thirty (30) days after Buyer’s submission of its written report hereunder to Seller (the date upon which such agreement is reached shall be herein called the “Final Settlement Date”). Buyer shall, within seven (7) days of the Final Settlement Date, pay to Seller, or Seller shall pay to Buyer, whatever the case may be, in immediately available funds the final settlement adjustment amount set forth therein. Any disputed items that cannot be resolved by the mutual agreement of the Parties, shall be removed from the Final Settlement Statement and submitted to arbitration to a mutually agreeable arbitrator selected by the Parties and resolved as if such disputed item was a Disputed Matter in accordance with the procedures set forth in Article XII. Notwithstanding anything to the contrary set forth herein, there shall be no further Purchase Price adjustments pursuant to Section 3.2 for any item not included in the Final Settlement Statement delivered by Seller (or Buyer’s written report, if any, delivered with respect thereto) in accordance with the provisions of this Section 10.2.
Section 10.3    Further Assurances. From and after the Closing, at the request of Seller but without further consideration, Buyer will execute and deliver or use commercially reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to more effectively put Seller in possession of any property or assets which was not intended by the Parties to be conveyed to Buyer, including the Excluded Assets. From and after the Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use commercially reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of the Properties. If any of the Properties are incorrectly described in any Assignment, the description shall be corrected upon proof of the proper description.
Section 10.4    Removal of Signs. Notwithstanding anything to the contrary set forth herein, Buyer shall obtain no right, title, interest, license or other right whatsoever to use the word “Rio Oil and Gas (Permian), LLC”, “Bluestem Energy Holdings, LLC”, “BC Operating” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). Buyer agrees that, as soon as practicable after the Closing, and in any event on or before the thirtieth (30th) day after the Closing, it will cease using the Seller Marks in any manner, directly or indirectly, and remove, strike over or otherwise obliterate all Seller Marks from the Properties. The Parties acknowledge and agree (a) because damages would be an inadequate remedy, that Seller shall be entitled to seek specific performance and injunctive relief as remedies for any breach of this Section 10.4, in addition to other remedies available to it at law or in equity, and (b) that the covenant of Buyer set forth in this Section 10.4, shall survive the Closing indefinitely, including following any subsequent transfer of the Properties by Buyer, without limitation as to time.
Section 10.5    Recording Documents; Obtaining Customary Post-Closing Consents. Buyer shall be responsible for recording and filing documents associated with the transfer of the Properties to it and for all costs and fees associated therewith, including filing the assignments with appropriate federal, state and local governmental authorities as required by applicable Law. As soon as practicable after recording or filing, Buyer shall furnish Seller with all recording data and evidence of all required filings including filings with the appropriate state counties and parishes. Buyer shall also be responsible for obtaining Customary Post-Closing Consents applicable to the transaction contemplated hereunder and all costs and fees associated therewith.

ARTICLE XI
INDEMNIFICATION
Section 11.1    Buyer’s Indemnity Obligations. If the Closing shall occur, then effective from and after the Closing, subject to the limitations set forth in Section 4.3, this Article XI and otherwise herein, Buyer and its successors and assigns shall be responsible for, shall pay, and will DEFEND, INDEMNIFY and HOLD HARMLESS Seller and its Affiliates, and all of its and their respective equity holders, partners, members (excluding, in each case, such equity holders, partners or members that are equity holders, partners or members of Seller or any of its Affiliates solely by virtue of their holding publicly traded shares, units or partnership interests), directors, officers, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, supplemental environmental projects, penalties, fines or costs and expenses, including any fees of attorneys, experts, consultants, accountants and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contracts claims, torts or otherwise (collectively, “Liabilities”), arising out of, resulting from, based on, associated with, or relating to:
(a)    any breach by Buyer of Buyer’s representations, warranties or covenants set forth in this Agreement; and
(b)    the Assumed Liabilities.
Section 11.2    Seller’s Indemnity Obligation. If the Closing shall occur, then effective from and after the Closing, subject to the limitations set forth in Section 4.3 and otherwise herein, each Party Seller and its successors and assigns shall, severally and not jointly, be responsible for, shall pay, and will DEFEND, INDEMNIFY and HOLD HARMLESS Buyer and its Affiliates, and all of its and their respective equity holders, partners, members (excluding, in each case, such equity holders, partners or members that are equity holders, partners or members of Buyer or any of its Affiliates solely by virtue of their holding publicly traded shares, units or partnership interests), directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities arising out of, resulting from, based on, associated with, or relating to:
(a)    any breach by Party Seller of such Party Seller’s representations, warranties or covenants set forth in this Agreement;
(b)    all claims and litigation disclosed on Schedule 4.1(e);
(c)    any and all Seller Taxes;
(d)    the Retained Liabilities other than with respect to (i) the Excluded Assets or (ii) Retained Properties that were excluded from this Agreement pursuant to either Section 8.1(f) or Section 8.2(f); and
(e)    any operation of those Properties operated by Seller between the Execution Date and the Closing Date in a manner which constitutes gross negligence or willful misconduct;

provided, that in no event shall any Party Seller have any obligation to provide indemnification for any matters to the extent accounted for in the Preliminary Settlement Statement or the Final Settlement Statement.
Section 11.3    Deductible, Threshold and Cap. Notwithstanding anything to the contrary set forth herein, no Party Seller shall have any obligation or liability for indemnification under Section 11.2(a) (except for breaches of the representations and warranties set forth in Sections 4.1(a), 4.1(b)(i), 4.1(b)(ii)(X), 4.1(c), 4.1(d), or 4.1(h)) for (a) any individual indemnity claim against such Party Seller, the amount of which does not exceed two hundred fifty thousand dollars ($250,000), allocated among Party Sellers subject to such an indemnity claim based on each Party Seller’s relative liability therefor (the “Indemnity Threshold”), or (b) any individual indemnity claim against such Party Seller that exceeds the Indemnity Threshold, unless and until the aggregate of all such individual indemnity claims against such Party Seller that exceed the Indemnity Threshold, exceeds an amount equal to three percent (3%) of the Purchase Price, proportionately reduced to the interest of such Party Seller (the “Indemnity Deductible”), and then only with respect to the amount of such indemnity claims against such Party Seller that exceed the Indemnity Deductible, or (c) aggregate damages exceeding fifteen percent (15%) of the Purchase Price, proportionately reduced to the interest of such Party Seller in the Properties (as adjusted pursuant to the provisions of Section 3.2) (the “Indemnity Cap”). For the avoidance of doubt, the Indemnity Deductible does not count as a credit toward or a deduction from the Indemnity Cap.
Section 11.4    Notice of Claim for Indemnification. Each indemnified party hereunder agrees that upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, action or proceeding, judicial or otherwise, by any third party with respect to any matter to which it believes itself to be entitled to indemnity under the provisions of this Agreement, it shall give prompt notice thereof in writing to the indemnifying party, together with a statement of such information regarding any of the foregoing as it shall then have. Such notice shall include a formal demand for indemnification under this Agreement. For claims for indemnity with respect to which the Indemnity Threshold applies, such claim shall be deemed to have been made (subject to the application of the Indemnity Threshold, the Indemnity Deductible and the Indemnity Cap) upon the indemnified Person’s providing an initial notice for a claim of indemnity to the indemnifying party stating that the claim underlying such claim for indemnity could reasonably be expected to exceed the Indemnity Threshold. To the extent a Survival Period is applicable to such claim for indemnity, Buyer must provide any such notice within the Survival Period, otherwise all indemnifications granted by Seller hereunder shall terminate and expire. The indemnified party shall afford the indemnifying party a reasonable opportunity to pay, settle or contest the claim at the indemnifying party’s expense. With respect to any claim subject to indemnification pursuant to this Article XI or otherwise pursuant to this Agreement, the indemnified party shall use commercially reasonable efforts to cooperate (at the indemnifying party’s sole cost and expense) with the indemnifying party in asserting any defense that may be available to the indemnified party with respect to any such claim.
Section 11.5    Exclusive Remedy. If the Closing occurs, the indemnity obligations set forth in this Agreement shall be the exclusive remedies for the Parties for the breach of any representation, warranty or covenant set forth in this Agreement or any claim arising out of, resulting from or related to the transactions contemplated hereby, and each Party hereby releases, waives and discharges, and covenants not to sue (and shall cause its Affiliates to waive, discharge and covenant not to sue) with respect to, any cause of action not expressly provided for in this Agreement, including claims under state or federal securities Laws and claims available at common law, in equity or by statute.
Section 11.6    Extent of Indemnification. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OUT OF OR RESULTED FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY SELLER INDEMNIFIED PARTY OR BUYER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES TO THE EXTENT RESULTING FROM THE WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY OR BUYER INDEMNIFIED PARTY.
ARTICLE XII
ARBITRATION OF DISPUTED MATTERS
Section 12.1    Arbitration.
(a)    All Disputed Matters shall be determined by arbitration and governed by this Article XII.
(b)    With respect to any Disputed Title Matter, the Parties shall select a mutually agreeable single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Properties are located, within fifteen (15) days of the expiration of the Cure Period. With respect to any Disputed Environmental Matter, the Parties shall select a mutually agreeable single arbitrator, who shall be an environmental consultant with at least ten (10) years’ experience, within fifteen (15) days of the expiration of the Cure Period. If the Parties have not selected a mutually agreeable arbitrator in accordance with the provisions and deadlines set forth in this Section 12.1(b), then such arbitrator shall be chosen in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) (the arbitrator selected in accordance with this Section 12.1(b), the “Arbitrator”).
(c)    The Arbitrator’s determination shall be made within twenty (20) days after submission of the Disputed Matters to the Arbitrator and shall be binding on and non-appealable by the Parties.
(d)    In making his determination with respect to any Disputed Matter, the Arbitrator shall be bound by the rules set forth in Article VI and, subject to the foregoing, may consider such other matters as in the opinion of the Arbitrator are necessary to make a proper determination; provided, however, that with respect to any Disputed Matter related to any Title Defect Amount, Title Benefit Amount or Environmental Defect Amount, the Arbitrator shall not award Buyer (or Seller, if applicable) a greater amount than the amount claimed by Buyer (or Seller, if applicable) in its Title Notice or Environmental Notice, as applicable.

(e)    With respect to any Disputed Matter, the Arbitrator shall act as an expert for the limited purpose of determining such specific Disputed Matter, and, unless the Disputed Matter relates to a Title Defect Amount, a Title Benefit Amount or an Environmental Defect Amount, may not award damages, interest or penalties to either Party with respect to any Disputed Matter. Notwithstanding the immediately preceding sentence, the Arbitrator may, however, award reasonable costs, including attorney fees and fees and expenses associated with the Arbitrator, to the Party determined by the Arbitrator to be the prevailing Party in the arbitration of any Disputed Matter. Within ten (10) days after the Arbitrator delivers written notice to Buyer and Seller of such award, (A) Buyer shall pay to Seller the amount, if any, so awarded by the Arbitrator to Seller, (B) Seller shall pay to Buyer the amount, if any, so awarded by the Arbitrator to Buyer, (C) any applicable funds held by the Escrow Agent shall be distributed in accordance with the decision of the Arbitrator, pursuant to joint instructions from the Parties, and (D) if applicable, the Purchase Price shall be increased or decreased in accordance with the decision of the Arbitrator, and (E) if applicable, Seller shall assign the applicable Retained Properties to Buyer pursuant to an assignment in substantially the same form as the Assignment, whereupon such Properties shall no longer be deemed to be “Retained Properties” under this Agreement.
Section 12.2    Location. Any arbitration hearing, legal proceeding or action to enforce arbitration or otherwise shall be held in Houston, Texas, unless another place is determined to be mutually acceptable to the Arbitrator and the Parties.
Section 12.3    Rules. The Arbitrator shall settle all Disputed Matters in accordance with the Rules to the extent such Rules do not conflict with the terms of this Agreement.
Section 12.4    Jurisdiction of Provisions. The Arbitrator shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement. Pending the final decision of the Arbitrator of any Disputed Matter, both Parties will proceed diligently with performance of all contractual obligations, including the payment of all sums not in dispute, required by this Agreement. Notwithstanding the foregoing, the Parties reserve the right to apply to any court of competent jurisdiction for the purpose of obtaining security or other provisional relief to satisfy or effectuate an eventual arbitration award, including attachment and injunctive relief. The commencement of any action for such relief in aid of arbitration shall not constitute a waiver of the right to arbitration nor shall it prejudice in any way the right to proceed to arbitration.
Section 12.5    Written Decision or Award. The written decision or award of the Arbitrator shall be final and binding upon the Parties and the Parties shall abide by and comply with such decision and a judgment may be rendered upon such decision or award in a court of competent jurisdiction. Unless apportioned otherwise by the Arbitrator under Section 12.1 or 12.6, Buyer and Seller shall equally bear the cost of the services and expenses of the Arbitrator and all other costs of the arbitration proceedings.

Section 12.6    Authority of Arbitrator. The Arbitrator shall be authorized to consider only issues that this Agreement expressly requires to be submitted to arbitration. The Arbitrator shall have the authority to determine whether the Arbitrator is authorized by this Agreement to consider a matter submitted for arbitration. If the Arbitrator concludes that he has no such authority, he shall cease consideration of that matter and so notify both Parties. The Arbitrator shall have the authority to equitably apportion the costs and expenses of any arbitration between Buyer and Seller. The Arbitrator shall have no authority to award incidental, indirect, special, consequential (including lost profits or other consequential or business interruption damages or any other damages not measured by actual damages), multiple, statutory, punitive or exemplary damages with respect to any dispute arising under, related to, or in connection with this Agreement, the breach hereof or the transactions contemplated hereby. This limitation of losses and damages shall apply to any arbitration no matter when the proceeding is initiated and shall survive the termination of this Agreement without limit.
ARTICLE XIII
TERMINATION
Section 13.1    Termination. This Agreement and the transactions contemplated hereby may only be terminated on or before the Closing and only:
(a)    by Seller, if the conditions set forth in Section 8.1 are not satisfied (or waived in writing by Seller) as of October 9, 2014 (the “Closing Deadline”); provided, however, Seller shall not be permitted to terminate this Agreement pursuant to this Section 13.1(a) if Seller has breached this Agreement and such breach is the cause of or has resulted in the failure of any condition in Section 8.1 to be satisfied;
(b)    by Buyer, if the conditions set forth in Section 8.2 are not satisfied (or waived in writing by Buyer) as of the Closing Deadline; provided, however, Buyer shall not be permitted to terminate this Agreement pursuant to this Section 13.1(b) if Buyer has breached this Agreement and such breach is the cause of or has resulted in the failure of any condition in Section 8.2 to be satisfied;
(c)    by either Party, in its sole and absolute discretion, upon written notice to the other Party, if the sum of (A) the amount determined by reducing (i) the sum of Title Defect Amounts properly asserted by Buyer in good faith with respect to any Title Defects (excluding any Title Defect Amounts attributable to Title Defects that Seller has notified Buyer that Seller elects to cure pursuant to Section 6.4(c)(ii)), by (ii) the amount of all Title Benefit Amounts properly asserted by Seller in good faith with respect to any Title Benefits; plus (B) the amount of all Environmental Defect Amounts properly asserted by Buyer in good faith (excluding any Environmental Defect Amounts attributable to Environmental Defects that Seller has notified Buyer that Seller elects to cure pursuant to Section 6.6(c)(ii)); plus (C) with respect to Buyer’s right to terminate only, the sum of all downward Purchase Price adjustments for Properties to be withheld from the Closing under Section 6.9; plus (D) the sum of all downward Purchase Price adjustments for Properties to be withheld from the Closing under Section 6.10, equals or exceeds fifteen percent (15%) of the Purchase Price;

(d)    by either Party, in the event a Casualty Loss occurring during the Interim Period exceeds fifteen percent (15%) of the Purchase Price; or
(e)    by the mutual written agreement of Buyer and Seller.
Section 13.2    Effect of Termination. Without limiting Seller’s and Buyer’s respective remedies and rights in regard to the Performance Deposit under Section 13.3, in the event of termination of this Agreement by Seller, on the one hand, or Buyer, on the other hand, pursuant to Section 13.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate; provided, however, Section 3.1, Section 4.4, Section 6.2, this Article XIII and Article XIV will survive the termination of this Agreement and will remain in full force and effect and (ii) subject to Section 13.3, the termination of this Agreement will not relieve any Party from any liability for any breach of this Agreement occurring prior to termination. If this Agreement is terminated as provided herein all filings, applications and other submissions made to any governmental authority shall, to the extent practicable, be withdrawn from the governmental authority to which they were made.
Section 13.3    Remedies.
(a)    Seller’s Remedies. Notwithstanding anything to the contrary set forth herein, upon Buyer’s breach of any representation, warranty, covenant or agreement contained in this Agreement such that Seller would be entitled to terminate this Agreement pursuant to Section 13.1(a), Seller may, as its sole and exclusive remedy, terminate this Agreement and receive the Performance Deposit (together with any return on investment thereon), pursuant to joint instructions from the Parties, as liquidated damages, all other remedies being expressly waived by Seller; provided, however, that if the Purchase Price has been adjusted under Section 8.2(g), then Seller’s liquidated damages shall be reduced to five percent (5.0%) of the adjusted Purchase Price, and the Parties shall issue joint instructions to the Escrow Agent to pay such adjusted liquidated damages to Seller and to pay the balance of the Performance Deposit to Buyer.
(b)    Buyer’s Remedies. Notwithstanding anything to the contrary set forth herein, upon Seller’s breach of any representation, warranty, covenant or agreement contained in this Agreement such that Buyer would be entitled to terminate this Agreement pursuant to Section 13.1(b), Buyer, at its sole option, may either (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and receive back the entirety of the Performance Deposit (together with any return on investment thereon), pursuant to joint instructions from the Parties, in either case, as Buyer’s sole and exclusive remedy, all other remedies being expressly waived by Buyer.
(c)    Termination Without Breach. In the event that this Agreement is terminated under Section 13.1 under circumstances other than those described in Section 13.3(a) or (b), Buyer shall be entitled to receive back the entirety of the Performance Deposit (together with any return on investment thereon).
Section 13.4    Confidentiality Agreement. The Parties acknowledge and agree that certain Confidentiality Agreement, dated as of June 6, 2014, by and between Seller and Buyer (the “Confidentiality Agreement”) shall remain in effect following the Execution Date and any termination of this Agreement in accordance with this Article XII; provided, that if the Closing shall occur, then, except with respect to any portion of the Properties not conveyed to Buyer pursuant to the provisions of this Agreement and the Excluded Assets, the Confidentiality Agreement shall terminate as of the Closing and be of no further force and effect thereafter.
ARTICLE XIV
MISCELLANEOUS
Section 14.1    Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be sufficiently given, effective upon receipt, if (a) personally delivered in writing, (b) mailed by registered or certified mail, postage prepaid, or bonded overnight carrier, (c) sent by electronic mail with a PDF of the notice or other communication attached (with the original sent by U.S. mail the same day such electronic mail is sent) or (d) communicated by facsimile, to the following address for each Party:
Buyer:            Diamondback E&P LLC
500 West Texas, Suite 1200
Midland, Texas 79701
Email: tstice@diamondbackenergy.com
Fax: 432-221-7498
Attention: Travis Stice, President & CEO

with copies (which shall not constitute notice) to:

Diamondback E&P LLC
14301 Caliber Drive, Suite 300
Oklahoma City, Oklahoma 73134
Fax: 405-463-6999
Attention: Randall J. Holder, General Counsel

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana, 44th Floor
Houston, Texas 77002
Email: mbyrd@akingump.com
Fax: 713-236-0822
Attention: Michael J. Byrd

Any Seller:        c/o Rio Oil and Gas, LLC
3 Waterway Square, Suite 500
The Woodlands, Texas 77380
Email: scude@rioog.com
Fax:
Attention: Stacey A. Cude, President and COO

with a copy (which shall not constitute notice) to:

Locke Lord LLP
            600 Travis Street, Suite 2800
            Houston, Texas 77002
            Email: tradney@lockelord.com
            Fax: (713) 223-3717
Attention: Terry L. Radney
Any Party may, by written notice so delivered to the other Party in accordance with this Section 14.1, change the address or individual to which delivery of any communication or notice under this Agreement shall be made to such Party.
Section 14.2    Amendments and Severability. No provision of this Agreement may be amended, modified or waived, except by an instrument in writing executed, by Buyer and Seller in the case of amendment or modification, or, in the case of a waiver, by the Party to whom the obligation waived was owed. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.
Section 14.3    Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, Buyer may assign this Agreement, in whole or in part, to a Permitted Assignee without Seller’s consent. Notwithstanding any permitted assignment by a Party hereunder, such Party shall not be released from its obligations hereunder without the written consent of the other Party.
Section 14.4    Interpretation.
(a)    Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect the interpretation of any of the terms or provisions of this Agreement.
(b)    Construction. Unless the context requires otherwise: (i) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (ii) references to Articles, Sections, Annexes, Exhibits and Schedules refer to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement; (iii) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (iv) references to money refer to legal currency of the United States of America; (v) the word “including” shall mean “including, without limitation”; and (vi) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.
(c)    Exhibits and Schedules. All Annexes, Exhibits and Schedules attached to or referred to in this Agreement are incorporated into and made a part of this Agreement. Any matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

(d)    Not to be Construed Against Drafter. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment, including the waivers and indemnities contained herein. Based on said review and consultation, the Parties agree with each and every term contained in this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.
(e)    Time for Performance. If any time period hereunder expires on, or the date for or deadline for performance of any obligations or delivery of any notice hereunder falls on, a day which is not a Business Day, unless otherwise provided for herein, then the date of expiration of any such time period, or the date for or deadline for performance of any such obligation or delivery of any such notice hereunder, shall be extended to the next Business Day.
Section 14.5    Governing Law. This Agreement shall be governed by and construed under the Laws of the State of Texas, excluding any choice of law rules which may direct the application of the Laws of another jurisdiction.
Section 14.6    Announcements. Neither Seller not Buyer shall issue any press release or make any announcement with respect to this Agreement, without the prior written consent of the other Party; provided, however, notwithstanding the foregoing, nothing contained in this Agreement shall prevent a Party from disclosing the terms or the existence of this Agreement to the extent such Party determines that such disclosure is required or advisable under any securities law or listing requirement of any securities exchange applicable to such Party or its respective Affiliates. To the extent of such disclosure, the disclosing Party shall provide the other Party with the opportunity to comment within a two Business Day period (or any shorter period as may be available under applicable law or requirement of any securities exchange) before the disclosure.
Section 14.7    Entire Agreement. This Agreement and the Confidentiality Agreement shall constitute the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, whether oral or written.
Section 14.8    Waiver of Certain Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, EXCEPT (I) FOR ANY THIRD PARTY CLAIMS FOR WHICH A PARTY IS ENTITLED TO BE INDEMNIFIED PURSUANT TO SECTION 6.2(b), SECTION 6.10(d), OR ARTICLE XI, AND/OR (II) IN THE EVENT SELLER TERMINATES THIS AGREEMENT PURSUANT TO SECTION 13.1(a) DUE TO A BREACH BY BUYER OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT IN THIS AGREEMENT, EACH OF THE PARTIES EXPRESSLY WAIVES AND RELEASES, ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES, INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE AND EXEMPLARY DAMAGES AND DAMAGES FOR LOST PROFITS OF ANY KIND OR LOSS OF BUSINESS OPPORTUNITY WITH RESPECT TO ANY DISPUTE ARISING OUT OF, RESULTING

FROM, BASED ON, ASSOCIATED WITH, OR RELATING TO, THIS AGREEMENT, THE BREACH HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 14.9    Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. Except with respect to Sections 6.2(b) and 6.10(d) and Article XI, nothing contained in this Agreement, express or implied, is intended to confer upon any other Person or entity (other than the Parties, and their respective successors and permitted assigns) any benefits, rights or remedies.
Section 14.10    Waiver. Except as set forth in Section 14.2, the failure of a Party hereto to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach thereof shall not constitute a waiver of any provisions of this Agreement or limit such Party’s right thereafter to enforce any provision or exercise any right.
Section 14.11    Conspicuousness of Provisions. The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” and/or all capital letters satisfy the requirement of the “express negligence rule” and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.
Section 14.12    Counterparts. This Agreement may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Facsimile and electronic (i.e., pdf transmission) signature pages shall constitute original signature pages hereunder.
Section 14.13    Waiver of Jury Trial; Submission to Jurisdiction.
(a)    SUBJECT TO THE PROVISIONS OF ARTICLE XII, THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED ON, RELATED TO, OR ARISING OUT OF (IN WHOLE OR IN ANY PART IN ANY WAY) THIS AGREEMENT (AN “ACTION”).
(b)    SUBJECT TO THE PROVISIONS OF ARTICLE XII, WITH RESPECT TO ANY ACTION, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE DISTRICT COURT FOR HARRIS COUNTY, TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION SHALL BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR FEDERAL COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSES OF LACK OF JURISDICTION, IMPROPER VENUE OR AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

Section 14.14    Seller’s Obligations Several (not Joint). Anything to the contrary notwithstanding, the obligations and liability of each Party Seller, arising under and in connection with this Agreement shall be several and not joint. All representations, warranties, and covenants of a Party Seller under this Agreement relating to the Properties, are made by each Party Seller severally with respect only to the interest owned by each in the Properties, if any. Each Party Seller shall be severally (and not jointly and severally) liable for the representations, warranties, indemnities and covenants made by any other Party Seller under this Agreement, and no Party Seller shall be liable for: (i) any amounts attributable solely to the interest of another Seller in the Properties in respect of which such claim is asserted; (ii) amounts in excess of the affected Party Seller’s proportionate share of the Purchase Price allocation set forth on Exhibit C, when a claim is not subject to clause (i) above; or (iii) such Party Seller’s proportionate share of the total Purchase Price allocation set forth on Exhibit C when a claim is unrelated to a specified Property and is not subject to clause (i) above.
Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

SELLER:

Rio Oil and Gas, LLC

By:	/s/ Alan R. Clemens
Name:	Alan R. Clemens
Title:	CEO

Rio Oil and Gas (Permian), LLC

By:	/s/ Alan R. Clemens
Name:	Alan R. Clemens
Title:	CEO

Rio Oil and Gas (OpCo), LLC

By:	/s/ Alan R. Clemens
Name:	Alan R. Clemens
Title:	CEO

Bluestem Energy Partners, LP

By:	/s/ Alan R. Clemens
Name:	Alan R. Clemens
Title:	CEO

Signature Page to Purchase and Sale Agreement

Bluestem Energy, LP

By:	/s/ Alan R. Clemens
Name:	Alan R. Clemens
Title:	CEO

Bluestem Energy Holdings, LLC

By:	/s/ Alan R. Clemens
Name:	Alan R. Clemens
Title:	CEO

Bluestem Energy Assets, LLC

By:	/s/ Alan R. Clemens
Name:	Alan R. Clemens
Title:	CEO

Bluestem Acquisitions, LLC

By:	/s/ Alan R. Clemens
Name:	Alan R. Clemens
Title:	CEO

Signature Page to Purchase and Sale Agreement

BC Operating, Inc.

By:	/s/ Stacey A. Cude
Name:	Stacey A. Cude
Title:	Authorized Party

Crown Oil Partners V, LP

By:	/s/ Stacey A. Cude
Name:	Stacey A. Cude
Title:	Authorized Party

Crump Energy Partners II, LLC

By:	/s/ Stacey A. Cude
Name:	Stacey A. Cude
Title:	Authorized Party

BUYER:

Diamondback E&P LLC

By:	/s/ Travis D. Stice
Name:	Travis D. Stice
Title:	President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement